Exhibit 2.1

CONFIDENTIAL TREATMENT - Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DELTA PRODUCTS CORPORATION

As Seller

AND

PECO II, INC.

As Buyer

Dated as of October 13, 2005

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

EXHIBITS

Exhibit A	Supply Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Voting Agreement
Exhibit E	Support Agreement
Exhibit F	Common Stock Warrant
Exhibit G	Form of Assignment and Bill of Sale
Exhibit H	Form of Assumption Agreement

SCHEDULES

Schedule 1.12	Business Contracts
Schedule 1.15	Business Employees
Schedule 1.16	Business Records
Schedule 1.25	Buyer Permitted Encumbrances
Schedule 1.56	Inventory
Schedule 1.59	Seller Knowledge
Schedule 1.70	Permitted Encumbrances
Schedule 2.3 (f)	Excluded Assets
Schedule 2.4 (d)	Assumed Liabilities
Schedule 2.9	Current Inventory Valuation
Schedule 2.10	Upgrade Contract
Schedule 5.3	Operation of Business by Buyer
Schedule 5.4	Business Assets
Schedule 5.18	Required Consents

-iv-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of October 13, 2005 by and between PECO II, Inc., an Ohio corporation (the “Buyer”) and Delta Products Corporation, a California corporation (“Seller”). Buyer and Seller are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A. Seller is, among other activities, engaged in the business of manufacturing, supplying and distributing telecommunications power system products, through its Telecom Power Business Unit (such business and operations as presently conducted by Seller being referred to herein as the “Business”).

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Business Assets (as hereinafter defined), and Buyer desires to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein.

C. In connection with the Closing (as hereinafter defined) (x) an affiliate of Seller and Buyer shall execute and deliver a Supply Agreement in the form attached hereto as Exhibit A (the “Supply Agreement”), and (y) Seller and Buyer shall execute and deliver (i) a Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”), and (iii) a Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), each of which shall be delivered on and effective as of the Closing Date.

D. Concurrent with the execution of this Agreement, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, Seller and Buyer have executed a Voting Agreement in the form attached hereto as Exhibit D (the “Voting Agreement”), and certain significant shareholders of Buyer (including each executive officer and director of Buyer) have executed, in their capacity as shareholders of Buyer, and delivered to Seller a Voting Agreement. The Voting Agreement will become effective as of the Closing Date.

E. Immediately following execution of this Agreement, certain significant shareholders of Buyer (including each executive officer and director of Buyer) shall execute, in their capacity as shareholders of Buyer, and deliver to Seller a Support Agreement in the form attached hereto as Exhibit E (the “Support Agreement”).

F. The board of directors of Buyer has deemed it advisable and in the best interests of its shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and has resolved to recommend to its shareholders approval of the issuance to Seller of the Securities (as hereinafter defined), all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

1.2 “Acquisition Proposal” shall have the meaning ascribed to such term in Section 5.9(e)(i).

1.3 “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.4 “Ancillary Agreements” means the Supply Agreement, the Transition Services Agreement, the Registration Rights Agreement, the Voting Agreement, the Assignment and Bill of Sale and the Assumption Agreement.

1.5 “Asset Acquisition Statement” shall have the meaning ascribed to such term in Section 2.11.

1.6 “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4.

1.7 “Balance Sheet” means Buyer’s balance sheet dated June 30, 2005 as filed by Buyer with the SEC on August 12, 2005 on Form 10-Q.

1.8 “Balance Sheet Date” means June 30, 2005.

1.9 “Benefit Plan” shall have the meaning ascribed to such term in Section 4.11.

1.10 “Business” shall have the meaning ascribed to such term in paragraph A of the Recitals.

1.11 “Business Assets” shall have the meaning ascribed to such terms in Section 2.2.

1.12 “Business Contracts” means the Contracts listed on Schedule 1.12 hereto and the Upgrade Contract.

1.13 “business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or any other day on which banking institutions are not required to be open in the State of California.

1.14 “Business Disclosure Schedule” shall have the meaning ascribed to such term in Article III.

1.15 “Business Employees” means those employees of Seller whose duties primarily relate to the Business Assets and are performed at the Premises who are listed on Schedule 1.15.

1.16 “Business Records” means the data and documentation of Seller relating to the Business Assets listed on Schedule 1.16.

1.17 “Buyer” shall have the meaning ascribed to such term in the Preamble.

1.18 “Buyer Assets” shall have the meaning ascribed to such term in Section 1.22.

1.19 “Buyer Charter Documents” shall have the meaning ascribed to such term in Section 4.1(b).

1.20 “Buyer Closing Deliverables” shall have the meaning ascribed to such term in Section 2.8.

1.21 “Buyer Disclosure Schedule” shall have the meaning ascribed to such term in Article IV.

1.22 “Buyer Encumbrance” means any material lien, encumbrance, mortgage, pledge, easement or other similar restriction affecting Buyer or its subsidiaries or their respective assets, properties or rights (the “Buyer Assets”), other than Buyer Permitted Encumbrances.

1.23 “Buyer Material Contract” shall have the meaning ascribed to such term in Section 4.9(a).

1.24 “Buyer Officer Certificate” shall have the meaning ascribed to such term in Section 6.3(d).

1.25 “Buyer Permitted Encumbrances” means any (i) lien for Taxes attributable to the Buyer Assets, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) any encumbrance or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset, and (iv) any encumbrance set forth on Schedule 1.25.

1.26 “Buyer Representative” shall have the meaning ascribed to such term in Section 5.9(a).

1.27 “Buyer SEC Documents” shall have the meaning ascribed to such term in Section 4.7.

1.28 “Buyer Stock Option Plans” means the Amended and Restated 1995 Non-Qualified Stock Option Plan, the Amended and Restated 1997 Non-Qualified Stock Option Plan, and the 2000 Performance Plan, as amended.

1.29 “Buyer Tax Returns” shall have the meaning ascribed to such term in Section 5.13(b).

1.30 “CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

1.31 “Change of Recommendation” shall have the meaning ascribed to such term in Section 5.8(b).

1.32 “Closing” shall have the meaning ascribed to such term in Section 2.6.

1.33 “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

1.34 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

1.35 “Code” means the Internal Revenue Code of 1986, as amended.

1.36 “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.13(c).

1.37 “Consideration” means the Shares, the Warrant and the Assumed Liabilities.

1.38 “Contract” means any legally binding agreement, contract, purchase order or other instrument (whether written or oral).

1.39 “Disputed Claim” shall have the meaning ascribed to such term in Section 8.11(a).

1.40 “Effect” shall have the meaning ascribed to such term in Section 1.62.

1.41 “Encumbrance” means any material lien, encumbrance, mortgage, pledge, easement or other similar restriction affecting the Business Assets, other than Permitted Encumbrances.

1.42 “Environmental Law” means any Law relating to pollution, protection of the environment, occupational health and safety or exposure to Hazardous Materials, including without limitation any statute, regulation, administrative decision or order pertaining to (i) the prohibition, regulation, or control of any Hazardous Material; (ii) Hazardous Materials Activities; (iii) air, water and noise pollution; (iv) groundwater and soil contamination; (v) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; and (vi) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species. The terms “release” and “environment” shall have the meaning set forth in CERCLA.

1.43 “Environmental Liabilities” means all obligations and liabilities, whether known or unknown, absolute or contingent, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including all obligations and liabilities related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the presence on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of the Galion Facility (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on the Galion Facility prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the business of Buyer at the Galion Facility (“Pre-Closing Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Buyer or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing Date.

1.44 “ERISA” shall have the meaning ascribed to such term in Section 4.11(a).

1.45 “ERISA Affiliate” shall have the meaning ascribed to such term in Section 4.11(h).

1.46 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.47 “Excluded Assets” shall have the meaning ascribed to such term in Section 2.3.

1.48 “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.5.

1.49 “Financial Statements” shall have the meaning ascribed to such term in Section 4.7(b).

1.50 “GAAP” means United States generally accepted accounting principles.

1.51 “Galion Facility” shall mean Buyer’s property located at 1376 State Road 598, Galion, Ohio, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

1.52 “Governmental Entity” shall have the meaning ascribed to such term in Section 3.3.

1.53 “Hazardous Materials” means any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

1.54 “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, collection or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

1.55 “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

1.56 “Inventory” means all inventory, including raw materials, work in process and finished products located at the Premises or the Other Premises and exclusively relating to the categories of Seller Inventory listed on Schedule 1.56 hereto, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory, but only to the extent such rights are assignable to Buyer.

1.57 “Issuance Proposal” shall have the meaning ascribed to such term in Section 5.7.

1.58 “knowledge of Buyer” means the actual knowledge of John Heindel, James L. Green, Sandra A. Frankhouse, Miles A. McIntosh and Dennis Baughman.

1.59 “knowledge of Seller” means the actual knowledge of the individuals listed on Schedule 1.59 hereto.

1.60 “Law” means any federal, state, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Entity.

1.61 “Legal Proceeding” shall have the meaning ascribed to such term in Section 3.4.

1.62 “Material Adverse Effect on Buyer” means any change, effect or circumstance (such item, an “Effect”) that, when taken individually or together with all other Effects, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or operations of Buyer and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on Buyer: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole, (B) any Effect that is the result of factors generally affecting the industry or specific markets in which Buyer competes, (C) any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (D) any Effect arising out of or resulting from the actions expressly contemplated by the Parties in connection with this Agreement, or (E) any Effect resulting from the loss, diminution or disruption of Buyer’s existing or prospective customer, distributor or supplier relationships that Buyer successfully bears the burden of proving directly results from or is directly attributable to the public announcement of the transactions contemplated by this Agreement.

1.63 “Material Adverse Effect on the Business” means any Effect that, when taken individually or together with all other Effects, is, or would reasonably be expected to be, materially adverse to the Business Assets, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole, (B) any Effect that is the result of factors generally affecting the industry or specific markets in which the Business competes, (C) any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (D) any Effect arising out of or resulting from the actions expressly contemplated by the Parties in connection with this Agreement, or (E) any Effect resulting from the loss, diminution or disruption of Seller’s existing or prospective customer, distributor or supplier relationships relating to the Business that Seller successfully bears the burden of proving directly results from or is directly attributable to the public announcement of the transactions contemplated by this Agreement.

1.64 “Nasdaq” shall mean the Nasdaq Capital Market.

1.65 “Opt-Out Proposal” shall have the meaning ascribed to such term in Section 5.7.

1.66 “Ordinary Course of Business” means the ordinary course of the Business as conducted by Seller, consistent with past practice.

1.67 “Other Premises” means the following two facilities, to the extent space is rented by Seller at such facilities: Facility located at 3501 S. Tricenter Boulevard, Durham, North Carolina 27713 (space rented by Seller from Estes Innovative and Warehousing) and facility located at 3211 S. Miami Boulevard, Durham, North Carolina 27003 (space rented by Seller from North State Express, Inc.).

1.68 “Outstanding Shares” means all issued and outstanding shares of capital stock of the Company as of the date that is the five (5) business days prior to the Exercise Date (as defined in the Warrant) of the Warrant; provided, however, that in the event the Exercise Date (as defined in the Warrant) of the Warrant is within five (5) business days of the Closing Date, the measurement date shall be the Closing Date (and shall include the Shares issued hereunder).

1.69 “Party” and “Parties” shall have the meaning ascribed to such term in the Preamble.

1.70 “Permitted Encumbrances” means any (i) lien for Taxes attributable to the Business Assets, assessments and other governmental charges, liens of carriers, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings to the extent the underlying obligation is an Assumed Liability, (ii) non-exclusive licenses granted by Seller in connection with sales of the Business Assets in the Ordinary Course of Business, (iii) any encumbrance or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset, and (iv) any encumbrance set forth on Schedule 1.70.

1.71 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

1.72 “Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.

1.73 “Pre-Closing Hazardous Materials Activities” shall have the meaning ascribed to such term in Section 1.43.

1.74 “Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.

1.75 “Pre-Existing Contamination” shall have the meaning ascribed to such term in Section 1.43.

1.76 “Premises” means the Seller facilities located at 5101 Davis Drive, Research Triangle Park, North Carolina 27709.

1.77 “Proposals” shall have the meaning ascribed to such term in Section 5.7.

1.78 “Proxy Statement” shall have the meaning ascribed to such term in Section 5.6(a).

1.79 “Recommendation” shall have the meaning ascribed to such term in Section 5.8(a).

1.80 “Registration Rights Agreement” shall have the meaning ascribed to such term in paragraph C of the Recitals.

1.81 “Remedial Action” shall means any activities undertaken or required to be undertaken by with respect to the investigation, management or clean-up of Hazardous Materials including, without limitation: reporting, investigation, feasibility study, remediation, treatment, removal, transport, disposal, characterization, sampling, health assessment, risk assessment, encapsulation, monitoring, study, report, assessment or analysis of Hazardous Materials.

1.82 “Required Consents” shall have the meaning ascribed to such term in Section 5.18.

1.83 “Restated Articles” means the Amended and Restated Articles of Incorporation of buyer filed as Exhibit 3.1(i) to Buyer’s Registration Statement on Form S-1 (File No. 333-37566) filed with the SEC on July 3, 2000.

1.84 “Restricted Period” shall have the meaning ascribed to such term in Section 5.3.

1.85 “Rules” shall have the meaning ascribed to such term in Section 8.11(b).

1.86 “SEC” means the Securities and Exchange Commission.

1.87 “Securities” means the Shares, the Warrant and the Warrant Shares.

1.88 “Securities Act” means the Securities Act of 1933, as amended.

1.89 “Seller” shall have the meaning ascribed to such term in the Preamble.

1.90 “Seller Acquisition Proposal” shall have the meaning ascribed to such term in Section 5.10.

1.91 “Seller Closing Deliverables” shall have the meaning ascribed to such term in Section 2.7.

1.92 “Seller Logos” shall have the meaning ascribed to such term in Section 5.16(a).

1.93 “Seller Marks” shall have the meaning ascribed to such term in Section 5.16(a).

1.94 “Seller Officer Certificate” shall have the meaning ascribed to such term in Section 6.2(c).

1.95 “Seller Representative” shall have the meaning ascribed to such term in Section 5.10.

1.96 “Seller Tax Returns” shall have the meaning ascribed to such term in Section 5.13(a).

1.97 “Seller Trade Names” shall have the meaning ascribed to such term in Section 5.16(a).

1.98 “Shareholder Approval Requirement” shall have the meaning ascribed to such term in Section 4.21.

1.99 “Shareholders’ Meeting” shall have the meaning ascribed to such term in Section 5.7.

1.100 “Shares” shall have the meaning ascribed to such term in Section 2.1.

1.101 “Superior Offer” shall have the meaning ascribed to such term in Section 5.9(e)(ii).

1.102 “Supply Agreement” shall have the meaning ascribed to such term in paragraph C of the Recitals.

1.103 “Support Agreement” shall have the meaning ascribed to such term in paragraph E of the Recitals.

1.104 “Tax Returns” means all reports, returns, declarations, statements or other information supplied to a taxing authority in connection with Taxes.

1.105 “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person.

1.106 “Termination Date” shall have the meaning ascribed to such term in Section 7.1(c).

1.107 “Transaction Materials” shall have the meaning ascribed to such term in Section 5.13(c).

1.108 “Transfer Taxes” shall have the meaning ascribed to such term in Section 2.14

1.109 “Transferred Employee” shall have the meaning ascribed to such term in Section 5.15.

1.110 “Transition Services Agreement” shall have the meaning ascribed to such term in paragraph C of the Recitals.

1.111 “Triggering Event” shall have the meaning ascribed to such term in Section 7.1.

1.112 “Upgrade Contract” means the Contract listed on Schedule 2.10.

1.113 “Upgrade Obligations” shall have the meaning ascribed to such term in Section 2.10.

1.114 “Upgrade Program” shall have the meaning ascribed to such term in Section 2.10.

1.115 “Voting Agreement” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.116 “Warrant” shall have the meaning ascribed to such term in Section 2.1.

1.117 “Warrant Shares” shall have the meaning ascribed to such term in Section 2.1.

1.118 “Warranties and Liabilities” means Seller’s warranty obligations and liabilities arising under the Business Contracts, including warranty obligations or liabilities relating to the replacement or repair of products manufactured, sold or delivered by Seller under the Business Contracts.

ARTICLE II

THE TRANSACTION

2.1 The Transaction.

(a) On the Closing Date and effective as of the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Business Assets, in exchange for: (1) 4,740,375 shares of Buyer’s common stock, free and clear of any Buyer Encumbrance and with no restriction on the voting rights or transfer thereof (other than pursuant to applicable Law and as set forth in the Voting Agreement and Registration Rights Agreement) (the “Shares”); and (2) a warrant, in substantially the form attached hereto as Exhibit F (the “Warrant”), to purchase that number of shares of Buyer’s common stock (the “Warrant Shares”) that is determined by application of the following formula: (x) the quotient of (i) the Outstanding Shares minus the Shares, divided by (ii) 0.55, minus (y) the Outstanding Shares, and (z) rounded to the nearest whole share; and (3) the assumption by Buyer of the Assumed Liabilities.

(b) With respect to the calculation of the Warrant Shares, by way of example, assuming that on the date that is five (5) business days prior to the Exercise Date of the Warrant Buyer had 26,335,418 shares of capital stock issued and outstanding, the number of Warrant Shares would be calculated as follows: (x) the quotient of (i) the Outstanding Shares (i.e. 26,335,418) minus the Shares (i.e. 4,740,375), divided by (ii) 0.55, minus (y) the Outstanding Shares (i.e. 26,335,418), and (z) rounded up to the nearest whole share. In this example, the number of Warrant Shares would be 12,928,297, representing, when aggregated with the Shares, forty-five percent (45%) of the Company’s issued and outstanding capital stock on a pro-forma basis (i.e. accounting for the issuance of the Shares and the Warrant Shares).

2.2 Business Assets. For purposes of this Agreement, the term “Business Assets” means the following assets, properties and rights:

(a) all Inventory owned by Seller as of the Closing Date;

(b) rights to and under the Business Contracts;

(c) rights to and under the Business Records;

(d) all rights, claims and causes of action against third parties exclusively relating to the Business Assets; and

(e) all rights of indemnity, warranty rights, rights of contribution, rights to refunds and other rights of recovery exclusively relating to the Business Assets.

2.3 Excluded Assets. Notwithstanding anything in Section 2.2 to the contrary, it is hereby expressly acknowledged and agreed that the Business Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (f) below (the rights, properties and assets expressly excluded by this Section 2.3 from the Business Assets being referred to herein as the “Excluded Assets”):

(a) all cash, cash equivalents, receivables owed to Seller, bank deposits or similar cash items of Seller whether or not arising from the conduct of the Business;

(b) all rights to and under insurance policies of Seller, including rights of proceeds thereunder;

(c) all (i) confidential personnel records pertaining to any Business Employee; (ii) all records prepared in connection with the sale of the Business Assets; and (iii) other books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that exclusively relate to the Business Assets (subject to clause (i));

(d) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, including those attributable to the Business Assets, together with any interest due thereon or penalty rebate arising therefrom;

(e) all rights, claims or causes of action of Seller arising under this Agreement, the Ancillary Agreements, the Warrant and the Support Agreements; and

(f) all rights and interests to and under the assets set forth on Schedule 2.3(f).

2.4 Assumed Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Assumption Agreement, pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means all liabilities and obligations set forth or described in paragraphs (a) through (d) below:

(a) all liabilities and obligations under the Business Contracts arising on or after the Closing Date (subject to Section 2.10), including all Warranties and Liabilities arising on or after the Closing Date;

(b) all Upgrade Obligations (subject to Section 2.10);

(c) all liabilities and obligations arising after the Closing Date in connection with or relating to the Buyer’s ownership of the Business Assets; and

(d) all obligations and liabilities set forth on Schedule 2.4(d).

2.5 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller, whether direct or indirect, known or unknown, absolute or contingent, pursuant to and under the Excluded Liabilities. For purposes of this Agreement, the term “Excluded Liabilities” means all obligations and liabilities set forth or described in paragraphs (a) through (c) below:

(a) all liabilities and obligations under the Business Contracts arising prior to the Closing Date (subject to Section 2.10), including all Warranties and Liabilities arising prior to the Closing Date;

(b) all liabilities and obligations with respect to Taxes attributable to Seller’s ownership of the business Assets for Pre-Closing Periods (except as provided in Section 2.13);

(c) intercompany payables to Seller; and

(d) all obligations and liabilities of Seller not arising from or relating to the Business Assets.

2.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a Friday at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, on such mutually agreeable date as soon as practicable (and in any event not later than seven business days) after the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing) (the “Closing Date”). The Parties may exchange all closing deliverables contemplated by Sections 2.7, 2.8, 6.2 and 6.3 of this Agreement by electronic means, fax or other mutually agreeable means; provided, that each Party shall provide the other with original copies of its closing deliverables promptly following the Closing.

2.7 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following (the “Seller Closing Deliverables”):

(a) a duly executed counterpart of the Supply Agreement in the form attached hereto as Exhibit A;

(b) a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit B;

(c) a duly executed counterpart of the Registration Rights Agreement in the form attached hereto as Exhibit C;

(d) a duly executed counterpart of the Voting Agreement in the form attached hereto as Exhibit D;

(e) a duly executed counterpart of the Assignment and Bill of Sale in the form attached hereto as Exhibit G;

(f) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit H;

(g) the Seller Certificate;

(h) the Required Consents; and

(i) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements and all other documents, instruments, declarations, affidavits and writings reasonably requested by Buyer that are reasonably necessary to assign, convey, transfer and deliver to Buyer, good and valid title to the Business Assets; provided, however, that Buyer shall be responsible for the payment of all fees for applicable recordations and filings of documents, instruments, declarations, affidavits or other writings necessary to effect any applicable assignments under this Section 2.7(i).

2.8 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following (the “Buyer Closing Deliverables”):

(a) a certificate registered in the name of Delta Products Corporation representing the Shares;

(b) a duly executed counterpart of the Supply Agreement in the form attached hereto as Exhibit A;

(c) a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit B;

(d) a duly executed counterpart of the Registration Rights Agreement in the form attached hereto as Exhibit C;

(e) a duly executed counterpart of the Voting Agreement in the form attached hereto as Exhibit D;

(f) a duly executed Warrant in the form attached hereto as Exhibit F;

(g) a duly executed counterpart of the Assignment and Bill of Sale in the form attached hereto as Exhibit G;

(h) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit H;

(i) the Buyer Certificate; and

(j) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement, the Ancillary Agreements, the Warrant and all other documents, instruments, declarations, affidavits and writings reasonably requested by Seller that are reasonably necessary for Buyer to assume the Assumed Liabilities.

2.9 Inventory Adjustment.

(a) For purposes of this Agreement, “Inventory Adjustment Amount” means the difference (positive or negative) between the Inventory Value as of 5:00 p.m. EST on the Closing Date (the “Closing Inventory Value”) and $2,000,000 (the “Current Inventory Value”) (i.e. Inventory Adjustment Amount equals Closing Inventory Value minus Current Inventory Value). For purposes of this Agreement “Inventory Value” means the fair market value of the Inventory calculated in accordance with the principles and methodologies set forth on Schedule 2.9.

(b) As promptly as practicable, but not later than thirty (30) days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a Closing Inventory Valuation Statement. The “Closing Inventory Valuation Statement” will set forth the Closing Inventory Value and the Inventory Adjustment Amount. The Closing Inventory Valuation Statement will be prepared in the format and in accordance with the principles and methodologies set forth on Schedule 2.9.

(c) The Closing Inventory Valuation Statement shall be final and binding on each of the Parties hereto unless Buyer objects and delivers a written notice of disagreement to Seller within ten (10) business days after delivery of the Closing Inventory Valuation Statement. Such notice of disagreement shall specify the item or items in dispute and shall state the amount, if any, of any adjustment that Buyer believes should be made to the Closing Inventory Value or the calculation of the Inventory Adjustment Amount, as the case may be.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in the event of a disagreement over the Closing Inventory Value or the calculation of the Inventory Adjustment Amount, as the case may be, Buyer and Seller shall use commercially reasonable efforts to resolve their dispute, but if a final resolution thereof is not obtained within fifteen (15) business days of delivery of the Buyer’s written notice of disagreement (or such longer period of time as may be agreed to in writing by the Parties), Buyer and Seller shall promptly retain a mutually agreeable, nationally recognized independent accounting firm (the “Independent Accountant”) to resolve any remaining disputes regarding the Closing Inventory Valuation Statement. The Independent Accountant shall determine, based solely on the provisions of this Agreement and the presentations by Buyer and Seller and their respective representatives, and not by independent review, only the appropriate amount, inclusion or omission of the disputed items, and shall modify the Closing Inventory Value or the calculation of the Inventory Adjustment Amount, as the case may be, to conform to its determination within thirty (30) days after it has been engaged. In resolving any disputed item, the Independent Accountant: (x) shall limit its review to matters specifically set forth in the notice of disagreement as a disputed item, (y) shall further limit its review to whether the Closing Inventory Value or the Inventory Adjustment Amount, as the case may be, is mathematically accurate and has been prepared in accordance with the principles and methodologies set forth in this Section 2.9(d) and Schedule 2.9 with respect to the preparation of the Closing Inventory Value or Inventory Adjustment Amount, as the case may be, and (z) shall not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any other Party. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties and shall not be subject to appeal. In the event the dispute is resolved in (i) Buyer’s favor, Seller shall pay the fees and expenses of the Independent Accountant, or (ii) Seller’s favor, Buyer shall pay the fees and expenses of the Independent Accountant. The Closing Inventory Valuation Statement, if not objected to by Buyer pursuant to Section 2.9(c), or, if required, as adjusted by the Parties or by the Independent Accountant, as applicable, shall be deemed to be the “Closing Inventory Valuation Statement” for all purposes under this Agreement.

(e) Buyer and Seller shall cooperate and assist in the preparation of the Closing Inventory Valuation Statement and in the conduct of the reviews referred to in Section 2.9(d), including making available during normal business hours to the extent reasonably necessary, relevant books, records, work papers and personnel.

(f) If the Inventory Adjustment Amount is a negative number, Seller will provide Buyer with an Inventory Credit equal to the Inventory Adjustment Amount multiplied by negative one. On the other hand, if the Inventory Adjustment Amount is a positive number, Buyer will pay to Seller in cash an amount equal to the Inventory Adjustment Amount. All references to Inventory Adjustment Amount in this paragraph shall mean the Inventory Adjustment Amount reflected on the Closing Inventory Valuation Statement.

(g) For purposes of this Agreement, an “Inventory Credit” shall mean an immediately available credit issuable to Buyer to purchase from Seller inventory of the kind listed on Schedule 1.56 hereto or on Exhibit A of the Supply Agreement, or as otherwise provided on Schedule 2.9.

(h) Any payment required to be made by Buyer pursuant to Section 2.9(f) shall be delivered to Seller within ten (10) business days after the Closing Inventory Valuation Statement is finalized (including upon resolution by Buyer and Seller of any disagreements or delivery of the determination of the arbitrator, if required, all as contemplated by Section 2.9(d)) by wire transfer in immediately available funds to an account designated by Seller.

Buyer and Seller shall not take any action with respect to the accounting books and records relating to the Inventory that would obstruct or prevent the preparation of the Closing Inventory Valuation Statement. During the period of time from the Closing Date through the resolution of any adjustment contemplated by this Section 2.9, each Party shall afford to the other Party and its authorized representatives reasonable access during normal business hours to the books and records relating to the Inventory.

2.10 Power Systems Upgrade Program. Buyer acknowledges that (x) Seller has implemented an upgrade program with respect to one of its Power Systems product family on substantially the terms described on Schedule 2.10 hereto (the “Upgrade Program”), and (y) all obligations and liabilities arising from such Upgrade Program (the “Upgrade Obligations”) shall be Assumed Liabilities hereunder. Notwithstanding the foregoing, Seller shall reimburse Buyer for amounts incurred by Buyer pursuant to the terms of the Upgrade Contract in satisfaction of such Upgrade Obligations.

2.11 Allocation of Consideration. Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns. Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt to (i) enter into a Consideration allocation agreement providing for the allocation of the Consideration among the Business Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns. If Seller and Buyer shall have agreed on a Consideration allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Consideration allocation.

2.12 Further Assurances. On and after the Closing, upon the reasonable request of a Party, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby. In this regard, Seller and Buyer shall, and shall cause their respective affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to Buyer and its affiliates and their successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement, and to assure the assumption by Buyer from Seller and its affiliates and their successors and assigns of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby.

2.13 Bulk Sales Law. Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business Assets to Buyer.

2.14 Transfer Taxes. Buyer shall pay all applicable Taxes and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby, except for Seller’s net income and capital gains taxes or franchise or other taxes based on Seller’s net income, gross receipts or profits (“Transfer Taxes”). The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Buyer shall promptly reimburse Seller for any Transfer Taxes so paid by Seller upon receipt of notice that such Transfer Taxes have been paid. Buyer and Seller shall use commercially reasonable efforts, to the extent permitted by Law, to reduce any applicable Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, except as set forth in the Business Disclosure Schedule provided by Seller to Buyer on the date hereof (the “Business Disclosure Schedule”) (as to which Buyer acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Business Disclosure Schedule shall be deemed disclosed for all other purposes of the Business Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule, that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule), the following:

3.1 Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own and use the Business Assets.

3.2 Authorization of Transaction. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement, or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of incorporation or bylaws of Seller, (b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) (c) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any material obligations under, create in any party the right to terminate, materially modify any provision or cancel, or require any notice, consent or waiver under, any Business Contract, (d) result in the imposition of any Encumbrance upon any of the Business Assets, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Business Assets, except in the case of clauses (b) or (e), any filing, permit, authorization, consent or approval of, or violation that would not reasonably be expected to be materially adverse to the Business Assets.

3.4 Litigation. There is no injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, claim, arbitration or to the knowledge of Seller, investigation, of any nature before any Governmental Entity (a “Legal Proceeding”) which is pending, and, to the knowledge of Seller, there is no Legal Proceeding threatened, against Seller relating to the Business Assets that would have a Material Adverse Effect on the Business.

3.5 Inventory. All Inventory included in the Business Assets consists of items of a quantity and quality usable or saleable in the Ordinary Course of Business, and as of the Closing Date will be located at the Premises or the Other Premises, and not consigned to any Person.

3.6 Undisclosed Liabilities. Seller has no liabilities that would be deemed to be Assumed Liabilities pursuant to Section 2.4, other than those liabilities disclosed on the Schedules to this Agreement and in the Business Disclosure Schedule.

3.7 Title to Business Assets. Seller has, and as of immediately prior to the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, all tangible personal property included in the Business Assets, free and clear of any Encumbrance.

3.8 No Infringement. To the knowledge of Seller, the Business Assets do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on the Business.

3.9 Business Contracts. Seller has made available to Buyer a complete and accurate copy of each Business Contract, subject to confidentiality restrictions to which Seller is bound. Each Business Contract is valid and in full force and effect (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies) and constitutes an arrangement with such other party under which the Seller is actively providing services in the nature of the Business in consideration of payments from the other party in the Ordinary Course of Business. The pricing terms under each Business Contract do not differ materially from pricing terms generally established by Seller in the Ordinary Course of Business. Neither Seller nor to Seller’s knowledge any party to any Business Contract has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the material provisions of, any Business Contract.

3.10 Taxes.

(a) To the extent that failure to do so would have a Material Adverse Effect on Buyer, or a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets as of the Closing Date, Seller will have:

(i) prepared and timely filed all Tax Returns relating to any and all Taxes attributable to Seller and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable Law; and

(ii) paid all Taxes and withheld with respect to the Transferred Employees and timely remitted to the appropriate Governmental Entity all federal, state and foreign income, payroll and other Taxes required to be withheld or paid.

(b) To the extent that doing so would have a Material Adverse Effect on Buyer, or a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets as of the Closing Date, Seller has not been delinquent in the payment of any Tax.

(c) No audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination, pursuant to which an assessment would have a Material Adverse Effect on Buyer, or a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets.

(d) No Tax deficiency is outstanding, assessed or proposed against the Seller that would have a Material Adverse Effect on Buyer, a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets.

3.11 Employee Matters. Section 3.11 of the Business Disclosure Schedule sets forth the name, title and annual salary or wage rate of each Business Employee (including any Business Employee who is on a leave of absence). The employment of each Business Employee is terminable by Seller at will and no Business Employee is entitled to severance pay, a notice period prior to termination or other benefits following termination of such Person’s employment with Seller, except as required by applicable Law.

3.12 Labor Relations . With respect to the Business Employees, Seller has withheld all amounts required by Law or agreed to be withheld by it from the wages, salaries and other payments to the Business Employees and is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no collective bargaining agreements or other labor union contract covering any of the Business Employees. With respect to the Business Employees, there are no pending, or, to Seller’s knowledge, threatened or anticipated (a) employment discrimination charges or complaints against or involving Seller before any federal, state or local board, department, commission or agency, (b) unfair labor practice charges or complaints, disputes or grievances affecting Seller, (c) to Seller’s knowledge, union representation petitions respecting the Business Employees, (d) to Seller’s knowledge, efforts being made to organize any of the Business Employees, or (e) strikes, slow downs, work stoppages, or lockouts or, to Seller’s knowledge, threats thereof affecting Seller.

3.13 No Impairment. To Seller’s knowledge, the consummation of the transactions contemplated by this Agreement will not result in: (i) Buyer being bound by any material non-compete or other material restriction on the operation of any business of Buyer or its subsidiaries, or (ii) Buyer or any of its subsidiaries granting any rights or licenses to any material Intellectual Property of Buyer or any of its subsidiaries to any third party (including a covenant not to sue with respect thereto).

3.14 Compliance with Laws. Seller has conducted the operations of the Business in compliance with applicable Law, except for any violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Business.

3.15 Insurance. The Business Assets are covered by insurance policies, self-insurance arrangements and/or indemnity bonds that are currently in effect in insured amounts and with terms and conditions that are reasonable for the Business Assets.

3.16 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.17 Investment Representations. Seller understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the following representations and warranties of Seller:

(a) Seller understands that the Securities have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom;

(b) Seller represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act; and

(c) Seller is acquiring the Securities for its own account for investment only, and not with a view towards their resale or distribution; provided, however, that by making the representations set forth herein, Seller does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act and any applicable state securities Law.

3.18 Representations Complete. The representations and warranties made by Seller in this Article III do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated or otherwise necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, except as set forth in the Buyer Disclosure Schedule provided by Buyer to Seller on the date hereof (the “Buyer Disclosure Schedule”) (as to which Seller acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Buyer Disclosure Schedule shall be deemed disclosed for all other purposes of the Buyer Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other section, subsection, paragraph or subparagraph of the Buyer Disclosure Schedule, that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Buyer Disclosure Schedule), the following:

4.1 Organization and Corporate Power.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Buyer and its subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of Buyer and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it in the conduct of its business makes such qualification or licensing necessary, except to the extent the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer.

(b) Exhibit 3.1(i) to Buyer’s Registration Statement on Form S-1 and Exhibit 3.1(ii) to Buyer’s Registration Statement on Form S-1, (File No. 333-37566) filed with the SEC on July 3, 2000, set forth a true and complete copy of Buyer’s articles of incorporation and code of regulations, respectively, each as currently in effect and as amended to date (together with any certificate of designation of Buyer, a true and complete copy of which has been delivered to Buyer, the “Buyer Charter Documents”). Buyer is not in violation of any of the provisions of the Buyer Charter Documents.

4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Warrant and to perform its obligations hereunder and thereunder (provided that the Proposals are subject to satisfaction of the Shareholder Approval Requirement). The execution and delivery by Buyer of this Agreement, the Ancillary Agreements and the Warrant, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer (provided that the Proposals are subject to satisfaction of the Shareholder Approval Requirement). This Agreement, the Ancillary Agreements and the Warrant have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3 Noncontravention. Subject to (i) compliance with applicable requirements of the Securities Act, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws, (iii) such consents, approvals, orders, authorizations, registration, declaration or filing as may be required by the rules and regulations of Nasdaq, and (iv) satisfaction of the Shareholder Approval Requirement, neither the execution and delivery by Buyer of this Agreement, the Ancillary Agreements, the Warrant, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Buyer Charter Documents, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any Buyer Material Contract, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of clauses (b), (c) or (d), any filing, permit, authorization, consent or approval of, or conflict, breach, default, acceleration, right or violation that would not reasonably be expected to be materially adverse to Buyer or any of its subsidiaries.

4.4 Litigation. There are no Legal Proceedings that are pending, and, to the knowledge of Buyer, there are no Legal Proceedings threatened, against or relating to Buyer that would have a Material Adverse Effect on Buyer.

4.5 Capitalization.

(a) The authorized capital stock of Buyer consists of 50,000,000 shares of common stock, no par value, 21,595,043 of which were issued and outstanding, and 406,623 of which were held in treasury, as of October 12, 2005, and 5,000,000 shares of preferred stock, no par value, none of which were issued and outstanding as of October 12, 2005. Buyer’s common stock and preferred stock have the rights, preferences, privileges and restrictions set forth in the Restated Articles.

(b) As of October 12, 2005, 4,875,000 shares of common stock were authorized for issuance to employees, consultants and directors pursuant to Buyer’s Stock Option Plans, under which options to purchase 2,775,095 shares were issued and outstanding as of such date. All shares of Buyer capital stock subject to issuance under the Buyer Stock Option Plans, upon issuance on the terms and conditions specified in the Buyer Stock Option Plans and the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c) Except as otherwise set forth in this Section 4.5 and as expressly contemplated by this Agreement, as of October 12, 2005, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer or any of its subsidiaries, and there are no other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of its subsidiaries is a party or by which any of them is bound obligating Buyer or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Buyer, or obligating Buyer or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d) All issued and outstanding shares Buyer’s common stock and all issued and outstanding options to purchase shares of Buyer’s capital stock have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable. The Securities have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Warrant, will be validly issued, fully paid and nonassessable, will be free of any encumbrance (provided, however, that the Securities are subject to restrictions on transfer under applicable state and federal securities laws and as set forth in the Voting Agreement and Registration Rights Agreement) and will be issued in compliance with applicable Laws and an exemption from the registration requirements of the Securities Act.

(e) Except for the rights granted to Seller pursuant to the Registration Rights Agreement, no other Person has demand or other registration rights to cause Buyer to file any registration statement under the Securities Act relating to any capital stock of Buyer or any right to participate in any such registration statement.

4.6 Subsidiaries. Exhibit 21 to Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all the subsidiaries of Buyer which are significant subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such significant subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly, by Buyer, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

4.7 SEC Filings; Financial Statements; Sarbanes-Oxley

(a) As of their respective filing dates, each report, statement and other filing filed with the SEC by Buyer (collectively, the “Buyer SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Buyer SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Buyer, including the notes thereto, included in the most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q, included in the Buyer SEC Documents (the “Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act) and (iii) present fairly in all material respects the consolidated financial position and results of operations and cash flows of Buyer as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments).

(c)

(i) Buyer has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Documents.

(ii) Buyer has in place the “disclosure controls and procedures” (as defined in Rule 13a-15 or Rule 15d-15 under the Exchange Act) required in order for the chief executive officer and chief financial officer of Buyer to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002; and such controls and procedures are reasonably designed to ensure that material information (both financial and non-financial) concerning Buyer and its subsidiaries required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Buyer’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required by Section 302 of the Sarbanes-Oxley Act of 2002 with respect to such reports. There are no significant deficiencies or material weaknesses in internal controls or the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data controls and, to the knowledge of Buyer there has not occurred any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls.

(iii) Neither Buyer nor any of its subsidiaries nor, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(iv) There are no outstanding loans made by Buyer or any of its subsidiaries to any executive officer or director of Buyer.

(d) Buyer has not received notice from any stock exchange, market or trading facility on which the Buyer’s common stock is or has been listed to the effect that Buyer is not in compliance with the listing or maintenance requirements or such exchange or market.

4.8 Undisclosed Liabilities; Absence of Changes.

(a) Except as and to the extent of the amounts specifically reflected or reserved against on the Balance Sheet, neither the Buyer nor any of its subsidiaries has any material liabilities or obligations of a nature required to be set forth on a balance sheet in accordance with GAAP, whether due or to become due, accrued, absolute, contingent or otherwise, except for (i) liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business, or (ii) liabilities or other obligations that are not required under GAAP to be reflected in the Financial Statements.

(b) Since the Balance Sheet Date (i) there has not been a Material Adverse Effect on Buyer, and (ii) through the date hereof, there has not been (x) any alternation of Buyer’s method of accounting, (y) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer’s capital stock, or any purchase, redemption or other acquisition by Buyer or any of its subsidiaries of any of Buyer’s capital stock or any other securities of Buyer or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from service providers following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (z) any split, combination or reclassification of any of Buyer’s capital stock.

4.9 Material Contracts.

(a) For purposes of this Agreement, “Buyer Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Buyer and its subsidiaries; and

(ii) any Contract containing any covenant: (A) limiting the right of Buyer or any of its subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business, (B) granting any exclusive distribution or supply rights, or (C) otherwise having an adverse effect on the right of Buyer and its subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material components, parts or subassemblies;

(b) Section 4.9(b) of the Buyer Disclosure Schedule sets forth a list of each Buyer Material Contract to which Buyer or any of its subsidiaries is a party or is otherwise bound by as of the date hereof. Buyer has made available to Seller a complete and accurate copy of each Buyer Material Contract listed in Section 4.9(b) of the Buyer Disclose Schedule.

(c) Each Buyer Material Contract is valid and in full force and effect (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies), except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on Buyer. Neither Buyer nor any of its subsidiaries nor to Buyer’s knowledge any party to any Buyer

Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Buyer Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

4.10 Taxes. Buyer has timely filed all Tax Returns required to be filed by it with the appropriate federal, state, local and foreign Tax authorities, except where the failure to do so would not have a Material Adverse Effect on Buyer. Such Tax Returns are true and correct in all material respects. All Taxes shown to be due and payable on such Returns, any assessments imposed, and, to the Buyer’s knowledge, all other Taxes due and payable by Buyer (including any required withholding and employment Taxes) have been paid or will be paid prior to the time they become delinquent. The provision for Taxes of Buyer as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof. Buyer has not been advised in writing (i) that any of its Tax Returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its Taxes. Buyer has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Buyer has not engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

4.11 Employee Benefit Plans.

(a) Neither the Buyer nor any of its subsidiaries nor any ERISA Affiliate has ever maintained, sponsored, contributed to or incurred any liability under any Benefit Plan that is subject to any provision of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412 of the Code.

(b) Neither the Buyer nor any of its subsidiaries nor any ERISA Affiliate has ever incurred any obligation to contribute to or any liability under any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA or ever participated in any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) The written terms of each Benefit Plan of the Buyer, its subsidiaries and of each ERISA Affiliate are, and the Benefit Plans have been administered, in compliance with the requirements of ERISA, and, where applicable, Section 401 of the Code, subject to a timely execution of any legally required update amendments, except as would not have a Material Adverse Effect on Buyer.

(d) There are not now, nor have there been, any transactions involving any of the Benefit Plans of Buyer or any of its subsidiaries which are prohibited under ERISA or the Code.

(e) As of the date hereof, there are no pending or, to the knowledge of the Buyer, threatened, claims by or on behalf of any of the Benefit Plans of the Buyer or any of its subsidiaries or by any employee of Buyer or any of its subsidiaries alleging a breach or breaches of fiduciary duties or violations of other applicable Laws, including ERISA, which would result in a Material Adverse Effect on Buyer, nor to the knowledge of the Buyer is there any basis for such claim.

(f) All returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans of the Buyer and its subsidiaries have been timely filed or delivered.

(g) Each Benefit Plan of the Buyer or any of its subsidiaries or any ERISA Affiliate that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service covering all amendments required to be adopted to date and, to the knowledge of Buyer, there are no circumstances which exist that are reasonably likely to adversely affect the tax-qualified status of such Benefit Plan or result in the revocation of such letter, except as would not have a Material Adverse Effect on Buyer.

(h) Buyer, its subsidiaries and each ERISA Affiliate have made all contributions and payments required to be made to each of their Benefit Plans within the time prescribed by law or, if earlier, the terms of the Benefit Plan. The term “ERISA Affiliate” means any entity that, together with the Buyer and its subsidiaries, is treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. The term “Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA.

4.12 Labor Relations. Buyer and its subsidiaries have withheld all amounts required by Law or agreed to be withheld by them from the wages, salaries and other payments to their employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no collective bargaining agreements or other labor union contract covering any of the employees of the Buyer or any of its subsidiaries. There are no pending, or to Buyer’s knowledge, threatened or anticipated (a) employment discrimination charges or complaints against or involving Buyer or any of its subsidiaries before any federal, state or local board, department, commission or agency, (b) unfair labor practice charges or complaints, disputes or grievances affecting Buyer or its subsidiaries, (c) to Buyer’s knowledge, union representation petitions respecting the employees of the Buyer or its subsidiaries, (d) to Buyer’s knowledge, efforts being made to organize any of the employees of the Buyer or its subsidiaries or (e) strikes, slow downs, work stoppages, or lockouts or threats thereof affecting Buyer or its subsidiaries.

4.13 Intellectual Property. Buyer and its subsidiaries are the sole and exclusive owners of, or have a valid right to use, sell or license, as the case may be, all Intellectual Property used, sold or licensed by Buyer and its subsidiaries, as applicable, in the business of Buyer and its subsidiaries as currently conducted or contemplated to be conducted. To the knowledge of Buyer, all material Intellectual Property owned by Buyer or any of its subsidiaries are valid and enforceable (except with respect to items for which applications are pending).

(b) Buyer has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used in the operation of Buyer or any of its subsidiaries or that are required to create, modify, compile, operate or support any software that is Intellectual Property owned by or exclusively licensed to Buyer or any of its subsidiaries or is incorporated into any product of Buyer or any of its subsidiaries. Without limiting the foregoing, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Intellectual Property owned by or exclusively licensed to Buyer or any of its subsidiaries or is incorporated into any product of Buyer or any of its subsidiaries.

(c) No government funding, resources, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property owned by or exclusively licensed to Buyer or any of its subsidiaries.

(d) The products and operation of the business of Buyer and its subsidiaries and the use of the Intellectual Property owned by Buyer and its subsidiaries in connection therewith do not infringe, misappropriate or constitute an unauthorized use of or violate any Intellectual Property right (including any right to privacy or publicity) of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, except as would not have a Material Adverse Effect on Buyer. Neither Buyer nor any of its subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Buyer or any of its subsidiaries infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Buyer have knowledge of any basis therefor). The Intellectual Property owned by or licensed to Buyer and each of its subsidiaries includes all of the Intellectual Property used in and/or necessary to enable Buyer and its subsidiaries to conduct their business in the manner in which such businesses are currently being conducted and as contemplated to be conducted, including without limitation, the design, development, manufacture, use, import and sale of the products of Buyer and its subsidiaries.

(e) As of the Closing Date, neither Buyer nor any of its subsidiaries has licensed any of its Intellectual Property to any Person on an exclusive basis and no Person has joint ownership of any Intellectual Property of Buyer or any of its subsidiaries, nor has Buyer or any of its subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property (excluding Intellectual Property licensed on a nonexclusive basis to customers in the ordinary course of business consistent with past practice), nor has Buyer or any of its subsidiaries granted any Person ownership or license rights to improvements made by or for Buyer or any of its subsidiaries in Intellectual Property licensed to Buyer or any of its subsidiaries by such Person.

(f) No non-public, proprietary Intellectual Property material to the business of Buyer and its subsidiaries taken as a whole as currently conducted have been authorized to be disclosed or actually disclosed by Buyer or any of its subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or that are subject to other confidentiality obligations that protects the proprietary interests of Buyer and its subsidiaries in and to such Intellectual Property. Buyer and its subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property of Buyer and its subsidiaries.

(g) To the knowledge of Buyer, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property of Buyer or any of its subsidiaries, and no such claims have been made against a third party by Buyer or any of its subsidiaries.

4.14 No Impairment. To Buyer’s knowledge, the consummation of the transactions contemplated by this Agreement will not result in: (i) Seller being bound by any material non-compete or other material restriction on the operation of the Business, or (ii) Seller or any of its subsidiaries granting any rights or licenses to any material Intellectual Property of Seller or any of its subsidiaries relating to the Business to any third party (including a covenant not to sue with respect thereto).

4.15 Real Estate Matters. Buyer owns the Galion Facility free and clear of all Buyer Encumbrances. There are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on the Galion Facility as could, either individually or in the aggregate, have a material and adverse effect on the use, development, occupancy or operation thereof. There are no natural or artificial conditions upon the Galion Facility or any other facts or conditions which could, in the aggregate, have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property. Buyer has not received any notice from any insurance company of any defects or inadequacies in the Galion Facility or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made.

4.16 Environmental Matters.

(a) As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Buyer or any of its subsidiaries to material liability, no Hazardous Materials are present on the Galion Facility or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by Buyer. To the knowledge of Buyer, except as could not reasonably be expected to subject Buyer or any of its subsidiaries to material liability, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Galion Facility.

(b) Buyer has conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental Laws. To Buyer’s knowledge, the Hazardous Materials Activities of Buyer or any of its subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Buyer’s knowledge, threatened, concerning or relating to any Hazardous Materials Activity of Buyer or any of its subsidiaries.

(d) Buyer is not aware of any fact or circumstance, which could result in any Environmental Liabilities which could reasonably be expected to result in a Material Adverse Effect on Buyer. Buyer has not, nor has any of its subsidiaries, entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Buyer or any of its subsidiaries.

(e) Buyer has delivered to Seller or made available for inspection by Seller and its agents, representatives and employees all records in the Buyer’s possession concerning the Hazardous Materials Activities of Buyer and its subsidiaries relating to its business and all environmental audits and environmental assessments of the Galion Facility conducted at the request of, or otherwise in the possession of Buyer.

4.17 Compliance with Laws. Buyer has conducted its operations in compliance with applicable Law, except for any violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer. There is no material judgment, injunction, order or decree binding upon Buyer or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Buyer or any of its subsidiaries, any acquisition of material property by Buyer or any of its subsidiaries or the conduct of business by Buyer and its subsidiaries as currently conducted.

4.18 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.19 Fairness Opinion. Buyer’s board of directors has received a written opinion from GBQ Consulting LLC dated as of October 13, 2005, to the effect that, as of such date, the issuance of the Securities in exchange of the Business Assets is fair, from a financial point of view, to Buyer shareholders.

4.20 Board Approval. The board of directors of Buyer has at a meeting duly called and held on or prior to the date hereof (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of Buyer and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Ancillary Agreements and the Warrant and transactions contemplated thereby, (iii) directed that the proposed amendment to the Company’s Code of Regulations with respect to the Opt-Out Proposal be submitted to the shareholders of Buyer for approval, and (iv) directed that the issuance of the Securities pursuant to and subject to the terms of this Agreement and the Warrant be submitted to the shareholders of Buyer for approval.

4.21 Vote Required. The only vote of the holders of any class or series of capital stock of Buyer necessary to approve and adopt this Agreement and approve each of the Opt-Out Proposal and the Issuance Proposal is, in each case, the affirmative vote of the holders of a majority of the outstanding shares of Buyer’s common stock (the “Shareholder Approval Requirement”).

4.22 State Takeover Statutes. Buyer’s board of directors has taken all actions required by Chapter 1704 of the Ohio Revised Code in a manner that constitutes approval of Buyer’s board of directors for purposes of Sections 1704.01 through 1704.07 of the Ohio Revised Code of both (i) any “Chapter 1704 Transaction” (as described in Section 1704.01), including this Agreement and the Support Agreement, and (ii) the issuance of the Securities as contemplated by this Agreement.

4.23 Export Control Laws. Neither Buyer nor any of its subsidiaries has exported, since January 1, 1999, any (a) products or technical data under licenses or technical data under License Exception TSR pursuant to the U.S. Export Administration Regulations (15 CFR Parts 730 through 774) or (b) defense articles and defense services under the International Traffic in Arms Regulations (22 CFR Subchapter M).

4.24 Representations Complete. The representations and warranties made by Buyer in this Article IV do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated or otherwise necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and the Warrant.

5.2 Regulatory Matters. Each of the Parties shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

5.3 Operation of Business by Buyer. Except as contemplated by this Agreement or as set forth in the Buyer Disclosure Schedule, during the period from the date of this Agreement until the earlier of termination of this Agreement pursuant to its terms or the Closing (the “Restricted Period”), Buyer (which shall include for purposes of this Section 5.3. Buyer and each of its subsidiaries, taken as a whole) shall conduct its business and operations in all material respects in the ordinary course, consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business, organization and relationships with third parties. Without limiting the generality of the foregoing, except as set forth on Schedule 5.3 or as otherwise required by this Agreement, during the Restricted Period, Buyer shall not, without the prior written consent of Seller (such written consent not to be unreasonably withheld, delayed or conditioned):

(a) except with respect to the Opt-Out Proposal, amend the Buyer Charter Documents in a manner that would reasonably be likely to adversely affect the Buyer’s capital stock;

(b) pay or set a record date prior to the Closing Date relating to any extraordinary dividend or extraordinary distribution;

(c) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof;

(d) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Buyer capital stock, or any securities convertible into shares of Buyer capital stock, or subscriptions, rights, warrants or options to acquire any shares of Buyer capital stock or any securities convertible into shares of Buyer capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than the granting of options to purchase shares of Buyer common stock under the Buyer Stock Option Plans as in effect on the date hereof in the ordinary course of business consistent with past practice:

(e) knowingly take any action that would result in a failure to maintain trading of Buyer’s common stock on the Nasdaq;

(f) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(g) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein if such acquisition would be deemed to be a significant acquisition as defined in Rule 11 01(b)(1) of Regulation S X;

(h) except for any change which is required by reason of a change in GAAP or as otherwise required by applicable Law, change any material method of accounting or accounting practice use by it; or

(i) agree in writing or otherwise to take any of the actions described in subsections (a)-(h) above.

5.4 Business Assets. Except as contemplated in this Agreement or as set forth in the Business Disclosure Schedule, during the Restricted Period, Seller shall use its commercially reasonable efforts to preserve intact the Business Assets and its relationships with third parties with respect thereto. Without limited the generality of the foregoing, except as set forth on Schedule 5.4 or as otherwise required by this Agreement, during the Restricted Period, Seller shall not, without the prior written consent of Buyer (such written consent not to be unreasonably withheld, delayed or conditioned):

(a) sell, lease, license, encumber or otherwise dispose of any of the Business Assets, other than in the Ordinary Course of Business;

(b) incur or assume any material liabilities or obligations that would constitute an Assumed Liability, other than in the Ordinary Course of Business;

(c) terminate (except pursuant to its terms), or materially modify or amend any Business Contract;

(d) revalue any of the Business Assets, including writing down the Inventory, other than in the Ordinary Course of Business or as required by GAAP or applicable Law; or

(e) agree in writing or otherwise to take any of the actions described in subsections (a)-(d) above.

5.5 Buyer Consultation. In addition, without limiting the generality of Section 5.3, during the Restricted Period, prior to taking any of the following actions, Buyer shall first consult with Seller and shall in good faith consider the advice of Seller with respect to such action:

(a) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(b) Enter into, modify or amend in a manner adverse in any material respect to Buyer or any of its subsidiaries, or terminate any Buyer Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to Buyer or any of its subsidiaries, other than any modification, amendment or termination of any such Buyer Material Contract, as the case may be, in the ordinary course of business, consistent with past practice;

(c) Grant any exclusive rights with respect to any material Intellectual Property of Buyer; or

(d) Incur any material indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned subsidiary of Buyer) or enter into any arrangement having the economic effect of any of the foregoing.

5.6 Proxy Statement.

(a) As promptly as reasonably practicable following the date hereof, Buyer shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Shareholders’ Meeting at which the shareholders of Buyer will be asked to (i) vote to approve the Opt-Out Proposal, and (ii) vote to approve the Issuance Proposal, and shall use commercially reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to shareholders of Buyer. Subject to Section 5.8(b), the Proxy Statement shall include the Recommendation. The term “Proxy Statement” shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly filed and mailed. Buyer will provide Seller and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing. Buyer will respond to, and provide Seller and its counsel with a reasonable opportunity to participate in the response of Buyer to, any comments from the SEC and will notify Seller promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement.

(b) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Buyer will promptly inform Seller of such occurrence and the Parties shall cooperate in filing with the SEC and/or mailing to shareholders of Buyer such amendment or supplement. Buyer shall provide Seller (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Seller with a copy of all such filings made with the SEC. The information provided and to be provided by Buyer for use in Proxy Statement shall, on the date the Proxy Statement is first mailed to Buyer’s shareholders, on the date of the Shareholders’ Meeting, not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and Buyer agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities Laws.

5.7 Meeting of Shareholders. Promptly after the execution of this Agreement, Buyer will take all action necessary in accordance with Ohio Law and the Buyer Charter Documents to call, hold and convene a meeting of its shareholders (the “Shareholders’ Meeting”) to consider (i) an amendment to Buyer’s Code of Regulations to opt-out of the Ohio Control Share Acquisition Act (the “Opt-Out Proposal”), and (ii) approval of the issuance of the Securities pursuant to terms of this Agreement (the “Issuance Proposal”, together with the Opt-Out Proposal, the “Proposals”) as soon as practicable after the date hereof. Subject to Section 5.8(b), Buyer will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the Proposals, and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by Ohio Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Buyer may adjourn or postpone (i) the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the Proposals or, (ii) the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) if there are insufficient shares of Buyer common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.

5.8 Board Recommendation.

(a) Except to the extent expressly permitted by Section 5.8(b): (i) the board of directors of Buyer shall unanimously recommend that its shareholders vote in favor of the Proposals (the “Recommendation”), at the Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the board of directors of Buyer has unanimously recommended that the shareholders of Buyer vote in favor of the Proposals at the Shareholders’ Meeting, and (iii) neither the board of directors of Buyer nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Seller, the Recommendation.

(b) The board of directors of Buyer may not withhold, withdraw, amend or modify the Recommendation (any of the foregoing actions, whether by a board of directors or a committee thereof, a “Change of Recommendation”), unless, prior to approval of the Issuance Proposal by the required vote of the shareholders of Buyer, the board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its shareholders under applicable Law.

5.9 Acquisition Proposals.

(a) No Solicitation. Buyer agrees that during the Restricted Period neither it nor any of its subsidiaries nor any of their respective officers or directors shall, and that Buyer shall use reasonable efforts to cause its and its subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), other employees and affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage or knowingly facilitate the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.9(c)), or (iv) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Proposal with respect to itself. Buyer and its subsidiaries will immediately cease, and Buyer shall use reasonable efforts to cause Buyer’s and its subsidiaries’ respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), other employees and affiliates (each a “Buyer Representative”) to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. Buyer shall be responsible for any breach of this Section 5.9 by any Buyer Representative.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable and in any event within one (1) business day after Buyer gains knowledge of its receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which Buyer reasonably believes would lead to an Acquisition Proposal, Buyer shall, to the extent not prohibited by any confidentiality, nondisclosure or similar agreement entered into prior to the date hereof, provide Seller with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. Buyer shall, upon receipt of any material amendments to such Acquisition Proposal, request or inquiry, provide Seller as promptly as practicable and in any event within one (1) business day, written notice setting forth the terms of any such material amendments.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.9(a), in the event that, prior to approval of the Proposals by the required vote of the shareholders of Buyer, Buyer receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its board of directors has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer and the Company has complied in all material respects with all its obligations under Section 5.9(a) in connection with such Acquisition Proposal, it may then take the following actions:

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Seller written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement in substantially the form of the Confidentiality Agreement prior to taking any action under clause (1) above, and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Seller (to the extent such nonpublic information has not been previously so furnished);

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Seller written notice of its intention to enter into negotiations with such third party; and

(iii) Approve or recommend, or publicly propose to approve or recommend, any Superior Offer and enter into any agreement with respect thereto; provided, in each such case, that Buyer has terminated this Agreement pursuant to Section 7.1(g). Nothing in this Section 5.9(c)(iii) shall relieve the Company from its obligation to comply with Section 5.9(c)(ii).

(d) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either Buyer or its board of directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(e) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to Buyer, shall mean any offer or proposal or public announcement of a proposal or plan, relating to any transaction or series of related transactions involving: (A) any purchase from Buyer or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Buyer or any of its subsidiaries, directly or indirectly, or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Buyer or any of its subsidiaries, directly or indirectly, or any merger, consolidation, business combination or similar transaction involving Buyer or any of its subsidiaries or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of Buyer (including its subsidiaries taken as a whole); provided however that the transactions contemplated by this Agreement shall not be deemed to constitute an Acquisition Proposal; and

(ii) “Superior Offer,” with respect to Buyer, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Buyer or a majority of the total outstanding voting securities of Buyer and as a result of which the shareholders of Buyer immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the board of directors of Buyer has in good faith concluded (after consultation with its outside legal counsel and its financial advisor) (i) to be more favorable to Buyer’s shareholders (in their capacities as shareholders) than the terms provided pursuant to this Agreement, (ii) the conditions to the consummation of which are reasonably capable of being satisfied and (iii) financing for which, to the extent such offer is conditioned thereon, is then committed or in the good faith judgment of the board of directors of Buyer (after consultation with its independent financial advisors) reasonably available.

5.10 Seller Exclusivity. Seller agrees that during the Restricted Period neither it nor any of its subsidiaries nor any of their respective officers or directors, and that Seller shall use commercially reasonable efforts to cause its and its subsidiaries’ agents and representatives (including any attorney or accountant retained by it or any of it subsidiaries) other employees and affiliates (each a “Seller Representative”) not to, directly or indirectly, (a) solicit, initiate, encourage or knowingly facilitate any proposal or offer from any third party concerning any sale or other disposition of the Business Assets (other than as permitted by Section 5.4) (a “Seller Acquisition Proposal”) or (b) participate or engage in any discussions or negotiations (and, as of the date hereof, Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, or furnish to any Person any non-public information with respect to, or facilitate in any other manner any effort or attempt by any third party in connection with a Seller Acquisition Proposal. Seller shall be responsible for any breach of this Section 5.10 by any Seller Representative.

5.11 Notification of Certain Matters.

(a) By Buyer. Buyer shall give prompt notice to Seller of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of

Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied.

(b) By Seller. Seller shall give prompt notice to Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied.

5.12 Access to Information.

(a) During the Restricted Period, (i) Seller shall afford Buyer and its officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to the properties, including Inventory, books, records and personnel relating to the Business Assets, as Buyer may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), and (ii) without the prior written consent of Seller, Buyer shall not contact any Business Employee or any suppliers to or customer of Seller or the Business in connection with or pertaining to any subject matter of this Agreement. Notwithstanding the foregoing, during the Restricted Period, Seller shall use commercially reasonable efforts to arrange for Buyer to contact (with a representative of Seller present on all such conference calls, meetings or other interactions) certain agreed upon suppliers and customers of the Business and certain Business Employees to discuss matters pertaining to this Agreement and the transactions contemplated hereby. In the event Seller is unable, after Seller has used its commercially reasonable efforts, to arrange for Buyer to make contact with an agreed upon customer, Buyer may contact such agreed upon customer, without further consent from Seller, to discuss matters pertaining to this Agreement and the transactions contemplated hereby (subject in all respects to the restrictions set forth in Section 5.9).

(b) During the Restricted Period, (i) Buyer shall afford Seller and its officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to the properties, books, records and personnel of Buyer, as Seller may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), and (ii) without the prior written consent of Buyer, Seller shall not contact any employees or any suppliers to or customers of Buyer in connection with or pertaining to any subject matter of this Agreement.

(c) After the Closing Date, Seller and Buyer shall provide to each other and to their respective officers, authorized employees, accountants, counsel and other authorized representatives, upon reasonable request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of all the Business Records and any other information existing as of the Closing Date and exclusively relating to the Business Assets or the Transferred Employees (subject to applicable privacy laws), and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Entity, including filing any Tax Returns and responding to Tax audits or Tax authority disputes with respect to the Business Assets and the Transferred Employees; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.12 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(d) Buyer shall preserve copies of all Business Contracts for up to seven (7) years after the Closing Date, and all other Business Records for up to five (5) years after the Closing Date.

5.13 Tax Matters.

(a) Seller Tax Returns. Subject to Section 5.13(b) below, Seller will prepare and file all Tax Returns of Seller (including Tax Returns required to be filed after Closing Date) to the extent such Tax Returns include or relate to the operations of the Business or the use or ownership of the Business Assets attributable to Pre-Closing Periods (the “Seller Tax Returns”). The Seller Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Seller will make all payments for Taxes required with respect to the Seller Tax Returns.

(b) Buyer Tax Returns. Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Business Assets or its operation of the Business attributable to Post-Closing Periods (the “Buyer Tax Returns”). The Buyer Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Buyer will make all payments for Taxes required with respect to the Buyer Tax Returns.

(c) Property Taxes. In the case of any real or personal property Taxes (or other similar taxes) attributable to the Business Assets for which the corresponding Tax Returns cover both a Pre-Closing Period and a Post-Closing Period, Buyer shall prepare such Tax Returns and make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent that any payment made by Buyer relates to a Pre-Closing Period, prorated on a per diem basis.

(d) Compensation Reporting. Seller shall prepare and furnish to each of the Transferred Employees for whom U.S. tax reporting is required a Form W-2 that shall reflect all wages and compensation paid to such employee for the time up to and including the later of December 31, 2005 or the Closing Date. Seller shall send to the appropriate Social Security

Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. Seller shall also prepare and file all quarterly Forms 941 covering the time up to and including the later of December 31, 2005 or the Closing Date. Seller shall keep on file the Forms W-4 and W-5 provided to it by the Transferred Employees. Buyer shall become responsible for deducting and withholding tax from wages and compensation paid to the Transferred Employees after the later of January 1, 2006 or the Closing Date. Buyer shall require the Transferred Employees to provide it with new Forms W-4 and W-5 for the tax year 2006. Buyer shall prepare and furnish to each of the Transferred Employees for whom U.S. tax reporting is required a Form W-2 that shall reflect all wages and compensation paid to such employee after the later of January 1, 2006 or the Closing Date. Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. Buyer shall also prepare and file all quarterly Forms 941 covering the time after the later of January 1, 2006 or the Closing Date. It is the intent of the parties hereunder that the obligations of Buyer and Seller under this Section 5.13(d) shall be carried out in accordance with Section 4 of Revenue Procedure 2004-53.

5.14 Confidentiality. The terms of the Confidentiality Agreement dated May 3, 2005, as amended on July 11, 2005 executed by the Parties (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time, except as set forth below, such Confidentiality Agreement and the obligations of the parties under this Section (c) shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business Assets and Assumed Liabilities (the ownership of which will have been transferred to Buyer), and, without limiting the foregoing, the Confidentiality Agreement shall continue to apply to the Excluded Assets, Excluded Liabilities and the Transaction Materials. The “Transaction Materials” means the terms and conditions of this Agreement, the Ancillary Agreements, the Support Agreements and the Warrant. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

5.15 Employees. Prior to the Closing, Buyer may extend offers of employment to the Business Employees, and, if accepted, such offers of employment will be contingent upon the consummation of the Closing and will become effective as of the later of January 1, 2006 or the Closing Date. Each such offer of employment will provide for a total compensation that is substantially similar, in the aggregate, to the respective Business Employee’s total compensation with Seller, or, if applicable, a Seller affiliate. Each Business Employee who accepts Buyer’s offer of employment (and does not withdraw such acceptance prior to the Closing), is referred to herein as a “Transferred Employee”.

5.16 Use of Seller’s Name.

(a) Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks incorporating “Delta” in any form (the

“Seller Trade Names”), and to all corporate symbols or logos incorporating “Seller” in any form (the “Seller Logos”, and together with the Seller Trade Names, the “Seller Marks”). Except to the extent permitted by the Supply Agreement, Buyer shall not use, and Buyer shall cause its affiliates not to use, any Seller Marks or any confusingly similar marks in connection with the sale or distribution of any products or services, and if a Business Asset bears a Seller Mark, Buyer shall, prior to the use, sale or distribution of such Business Asset, delete such Seller Mark and clearly and prominently indicate that the Business Asset is no longer affiliated with Seller or any of its affiliates.

(b) Buyer acknowledges and agrees that Seller is and shall remain the owner of the Seller Marks and all goodwill attached thereto. Buyer agrees not to attempt to register the Seller Marks nor to register anywhere in the world a mark same as or similar to the Seller Marks. In no event shall Buyer or any affiliate of Buyer advertise or hold itself out as Seller or an affiliate of Seller.

5.17 Listing of Buyer Common Stock. Buyer agrees to use all commercially reasonable efforts to authorize for listing on Nasdaq the Shares and Warrant Shares, subject to official notice of issuance. Buyer agrees to promptly make such other additional filings with Nasdaq as may be required in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Agreement and the Warrant.

5.18 Third Party Consents. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain the third party consents listed on Schedule 5.18 required to assign the Business Contracts to Buyer (the “Required Consents”); provided, however, neither Seller nor Buyer shall be required to pay any fee or make any payment to any third party in order to obtain any such consent and Buyer shall not be obligated to accept any material adverse change in the terms and conditions of the Business Contracts to which such consents apply.

5.19 Seller Financial Statements.

(a) Seller shall use commercially reasonable efforts to cause its auditors to deliver to Buyer, on or prior to December 27, 2005 (i) an audited income statement, balance sheet and statement of cash flows with respect to the Business Assets for the fiscal year ended December 31, 2004, and (ii) an unaudited balance sheet, income statement and statement of cash flows with respect to the Business Assets for the 9 months ended September 30, 2005. In the event the Closing will not occur prior to December 31, 2005, Seller shall, on or prior to March 16, 2006, deliver to Buyer an audited income statement, balance sheet and statement of cash flows with respect to the Business Assets for the fiscal year ended December 31, 2005 (in lieu of the Seller financial statements referenced in clauses (a)(i) and (a)(ii) above). The financial statements to be delivered pursuant to this Section 5.19(a) are referred to as the “Seller Financial Statements”.

(b) On or prior to December 22, 2005, Seller shall deliver to Buyer drafts of the financial statements referenced in Section 5.19 (a)(i) and (a)(ii) above.

(c) The audited Seller Financial Statements shall be accompanied by a report of Seller’s auditor indicating that the audit was made in accordance with GAAP. At the Closing, Seller shall deliver to Buyer a certificate executed by an executive officer of Seller certifying that the Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may otherwise be indicated in the notes thereto) and present fairly in all material respects the financial position and results of operations of the Business Assets as of the dates, and for the periods, indicated therein (subject, with respect to any interim periods, to normal recurring year-end audit adjustments).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF TRANSACTION

6.1 Conditions to Buyer’s and Seller’s Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) The Proposals shall have been approved by the requisite vote under the Buyer Charter Documents and applicable Law by the shareholders of Buyer.

(b) The Shares shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) All applicable waiting periods (and any extensions thereof) under any applicable antitrust laws shall have expired or otherwise been terminated and all approvals required under applicable antitrust laws shall have been obtained.

(d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following additional conditions:

(a) The representations and warranties of Seller set forth in Article III (disregarding each exception or qualification therein relating to materiality, including Material Adverse Effect on the Business) shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Business, (B) for changes expressly permitted by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the qualifications set forth in the preceding clauses (A)-(B)) as of such particular date.

(b) Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller (the “Seller Officer Certificate”) to the effect that each of the conditions specified in clauses (a)-(b) of this Section 6.2 is satisfied in all respects.

(d) Seller shall have delivered to Buyer the Seller Closing Deliverables.

6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following additional conditions:

(a) The representations and warranties of Buyer set forth in Article IV (disregarding each exception or qualification therein relating to materiality, including Material Adverse Effect on Buyer) shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Buyer, (B) for changes expressly permitted by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the qualifications set forth in the preceding clauses (A)-(B)) as of such particular date. Notwithstanding the foregoing, the representations and warranties of Buyer set forth in Section 4.5 (Capitalization) (disregarding each exception or qualification therein relating to materiality, including Material Adverse Effect on Buyer) shall have been true and correct in all material respects as of the date hereof and at and as of the Closing as if made as of the Closing, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct in all material respects as of such date).

(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) No Material Adverse Effect on Buyer shall have occurred since the date hereof and be continuing.

(d) Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer (the “Buyer Officer Certificate”) to the effect that each of the conditions specified in clauses (a)-(c) of this Section 6.3 is satisfied in all respects.

(e) Buyer shall have delivered to Seller the Buyer Closing Deliverables.

(f) Seller’s Shareholder Designee (as defined in the Voting Agreement) shall have been appointed by Buyer to serve as a Class II director on Buyer’s board of directors, and the Voting Agreement shall be in full force and effect.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. Buyer or Seller may terminate this Agreement prior to the Closing, as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) if curable, is not cured upon the earlier of (x) fifteen (15) business days following delivery by Buyer to Seller of written notice of such breach, or (y) the Termination Date;

(c) Seller may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) if curable, is not cured upon the earlier of (x) fifteen (15) business days following delivery by Seller to Buyer of written notice of such breach or (y) the Termination Date;

(d) Buyer or Seller may terminate this Agreement if the Closing shall not have occurred by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any Party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(e) Buyer or Seller may terminate this Agreement if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable.

(f) by Seller (at any time prior to approval of the Issuance Proposal by the required vote of the shareholders of Buyer) if a Triggering Event with respect to Buyer shall have occurred;

(g) by Buyer, if Buyer receives a Superior Offer; provided that (i) Buyer shall have notified Seller in writing three (3) business days prior to terminating this Agreement pursuant to this Section 7.1(g) that Buyer has received a Superior Offer and intends to terminate this Agreement pursuant to this Section 7.1(g), attaching the then current version of such Superior Offer to such notice, and (ii) Buyer shall have afforded Seller the reasonable opportunity to make a revised offer and (iii) Buyer shall simultaneously with its termination hereunder make all payments required by Section 7.3(c);

(h) by either Buyer or Seller if the Proposals shall not have been approved by the shareholders of Buyer by reason of the failure to obtain the required vote at a meeting of Buyer’s shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to a Party where the failure to obtain such approval of the Proposals shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a material breach by such Party of this Agreement; and

(i) by Buyer, if the Seller Financial Statements delivered pursuant to Section 5.19(a) reflect information that was not previously made available to Buyer and would cause a Material Adverse Effect on the Business.

For the purposes of this Agreement, a “Triggering Event,” with respect to Buyer, shall be deemed to have occurred if: (i) its board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Seller, the Recommendation, (ii) it shall have failed to include the Recommendation in the Proxy Statement, (iii) its board of directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (iv) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Buyer and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of Buyer recommends rejection of such tender or exchange offer.

7.2 Effect of Termination. Except as otherwise set forth in Section 7.1(g), any termination of this Agreement pursuant to Section 7.1 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party hereto. Subject to Section 7.3(c), if any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement). Notwithstanding the foregoing, this Section 7.2 and Section 7.3, and the provisions of Article VIII and of the Confidentiality Agreement, shall survive the termination of this Agreement.

7.3 Fees and Expenses.

(a) In the event the transactions contemplated hereby are not consummated, except as set forth in Section 7.3(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

(b) In the event the transactions contemplated hereby are consummated, Buyer shall pay (x) up to $100,000 of the fees and expenses incurred by Seller (including attorneys’ fees and accountant fees (exclusive of any fees incurred by the Independent Accountant pursuant to Section 2.9 above)) in connection with its negotiation, execution and delivery of this Agreement, plus (y) one-half of the fees and expenses incurred by Seller (including fees incurred by Seller’s auditor) in connection with the preparation and delivery of the Seller financial statements pursuant to Section 5.19(a) above. Such fees and expenses shall be paid to Seller promptly (and in any event within ten (10) business days) following Seller’s delivery to Buyer of a certificate setting forth the amount of such fees and expenses, which certificate shall be prepared by Seller in good faith and signed by a duly authorized officer of Seller and shall be accompanied by reasonable supporting documentation.

(c) In the event that this Agreement is terminated by Seller or Buyer, as applicable, pursuant to Section 7.1(f) or Section 7.1(g), respectively, Buyer shall promptly, but (except as set forth in Section 7.1(g)) in no event later than five (5) business days after the date of such termination, pay Seller a fee equal to $500,000 in immediately available funds by wire transfer to an account indicated by Seller.

7.4 Amendment. Subject to applicable Law, this Agreement may be amended by the Parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Proposals by the shareholders of Buyer; provided, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each Party.

7.5 Extension; Waiver. At any time prior to the Closing Date either Party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

MISCELLANEOUS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained in this Agreement, shall terminate at the Closing, and only those covenants and agreements contained in this Agreement that by their terms survive the Closing, shall survive the Closing.

8.2 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it reasonably believes is necessary under applicable Law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure).

8.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in effect as contemplated by Section 5.13(c).

8.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Seller may assign this Agreement to one or more of its affiliates without the prior written approval of Buyer, but no such assignment shall relieve Seller of its obligations hereunder. Any purported assignment in violation of this Section 8.5 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.6 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

8.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to Seller:	Copies to:

Delta Products Corporation	Wilson Sonsini Goodrich & Rosati
4405 Cushing Parkway	Professional Corporation
Fremont, CA 94538	650 Page Mill Road
Attention: Yao C.H. Chou	Palo Alto, CA 94304
Fax: 510-668-0681	Attention: Aaron J. Alter, Esq.
Fax: 650-493-6811

If to Buyer:	Copies to:

PECO II, Inc.	Porter Wright Morris & Arthur LLP
1376 State Route 598	Huntington Center
Galion, Ohio 44833	41 South High Street
Attention: President & Chief Executive Officer	Columbus, OH 43215-6194 Attention: Curtis A. Loveland
Fax: 419-468-9164	Fax: 614-227-2100

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

8.10 Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Agreement, the Ancillary Agreements, the Warrant or the transactions contemplated hereby or thereby that seeks temporary or injunctive relief or specific performance, each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each Party agrees not to commence any legal proceedings subject to this Section 8.10 except in such courts.

8.11 Binding Arbitration.

(a) Each Party irrevocably agrees and acknowledges that, subject only to Section 8.10 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement, the Ancillary Agreements, the Warrant or the transactions contemplated hereby or thereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the Parties, exclusively and solely by binding arbitration in accordance with Section 8.11(b).

(b) Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 8.11(b); (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the Parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.

(d) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(e) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.14 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

DELTA PRODUCTS CORPORATION

/s/ M.S. Huang
By:	M.S. Huang
Title:	President

PECO II, INC.

/s/ John G. Heindel
By:	John G. Heindel
Title:	President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

SUPPLY AGREEMENT

THIS STRATEGIC SUPPLY AGREEMENT (the “Agreement”) is effective as of                     , 2005 (the “Effective Date”) by and between Delta Electronics, Inc., an ROC corporation having its principal place of business at 186 Ruey Kuang Road, Neihu Taipei 11491 Taiwan, R.O.C. (hereafter referred to as “DEI”), and PECO II Inc., an Ohio corporation having its principal place of business at 1376 State Highway 598, Galion, Ohio 44833 (hereafter referred to as “PECO”), for the purpose of defining the rights and duties of the parties in connection with the distribution by PECO of certain DEI products.

WHEREAS, DEI and PECO entered into an OEM/ODM Partnership Agreement dated April 8, 2004 and a Consignment Agreement dated April 2, 2004 (the “Prior Agreements”); and

WHEREAS, DEI and PECO desire to terminate and supersede the Prior Agreements, except as reflected in Section 19.14 hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. EXHIBITS AND DEFINITIONS.

1.1 Exhibits. The following Exhibits are incorporated into and made a part of this Agreement. These Exhibits may be modified or adjusted as provided for in this Agreement.

1.1.1 Exhibit A – Products

1.1.2 Exhibit B – Pricing

1.1.3 Exhibit C – DEI Branding Guidelines

1.1.4 Exhibit D – Reserved Entities

1.1.5 Exhibit E – Minimum Order Requirements

1.1.6 Exhibit F – Supply Records

1.2 Definitions. As used in this Agreement, the terms defined below shall have the following meanings:

1.2.1 “Affiliate” means any entity which directly or indirectly controls, or is under common control with, or is controlled by, such party. As used in this definition, “control” (and its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through beneficial ownership of securities or other ownership interests, by contract or otherwise).

1.2.2 “Business Day” means a day that is not Saturday, Sunday or a statutory or civic holiday in the State of Ohio or any other day on which banking institutions are not required to be open in the State of Ohio.

1.2.3 “Consignment Inventory” means the units of Products delivered to and stored at the Consignment Warehouse hereunder.

1.2.4 “Consignment Warehouse” means the warehouse operated by PECO to receive, store and deliver Products.

1.2.5 “DEI Indemnitees” has the meaning set forth in Section 5.6.

1.2.6 “DEI System” means a System principally designed and manufactured by DEI as supplied to PECO pursuant to this Agreement.

1.2.7 “DEI Technology” means (i) any and all Technology with respect to, related to and/or derived from the Products, and (ii) any and all Technology developed solely by DEI. For clarification, a PECO System includes DEI Technology because it necessarily incorporates a Module.

1.2.8 “Documentation” means the user manuals, reference manuals, guides or portions thereof, supplied by DEI to PECO and which DEI may update from time to time.

1.2.9 “Exclusivity Period” has the meaning set forth in Section 2.1.1.

1.2.10 “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (1) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation, invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (6) all rights in trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (7) any similar corresponding or equivalent foreign rights to any of the foregoing anywhere in the world, including moral rights.

1.2.11 “Modules” means DEI’s proprietary modules, including converters, rectifiers and inverters, as set forth on Exhibit A.

1.2.12 “Order” means a written description of the name and quantity of Products PECO desires to purchase that is sent to DEI pursuant to Section 3.2.1 hereof.

1.2.13 “PECO Customer” means any entity with a principal place of business in the United States and/or Canada, but excluding Reserved Entities.

1.2.14 “PECO System” means a System offered by PECO to PECO Customers that incorporates at least one (1) Module and may include the addition of other components purchased from DEI, but exclusive of DEI System.

1.2.15 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any governmental entity.

1.2.16 “Prices” means the prices for Products as set forth in Exhibit B or any amendment of Exhibit B as shall be agreed to, in writing, by DEI and PECO.

1.2.17 “Products” means the Modules and/or DEI Systems as listed in Exhibit A including any improvements, updates, modifications, and derivatives thereof furnished to PECO by DEI during the Term of this Agreement, and any such other DEI products as DEI and PECO shall, from time to time, agree, in writing, to add to Exhibit A. It is understood that the provision of any such improvements, updates, modifications, and derivatives shall be at DEI’s sole discretion and may be subject to additional fees and/or additional terms and conditions. Notwithstanding the foregoing, in no event shall “Products” include any products, components, or other assets that are acquired, received, attained, procured or otherwise obtained by DEI (or its affiliates, related companies, divisions, subsidiaries, predecessor and successor corporations, and assigns (hereafter, “DEI Entities”)) in connection with a Transaction occurring during the term hereof. “Transaction,” as used in this provision above, means any transaction entered into by DEI or a DEI Entity, whereby DEI or such DEI Entity (i) acquires any person (or related group of persons) whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of fifty percent (50%) (or the such lesser percentage as is permitted in those jurisdictions where the maximum percentage permitted by law is lower than 50%) or more of the capital stock entitled to elect the members of the board of directors or other analogous governing body of such entity, (ii) enters into a merger, reverse merger or consolidation with any person (or related group of persons); or (iii) otherwise acquires through asset sale or otherwise all or any portion of the business or assets of any other person.

1.2.18 “Reserved Entities” means those entities (including affiliates, successors and assigns thereof) listed on Exhibit D, as updated by DEI from time to time with PECO’s consent which cannot be unreasonably withheld, delayed or conditioned.

1.2.19 “System” means a complete self-contained unit (cabinet), capable of providing a primary function and that incorporates one (1) or more subsystems or products.

1.2.20 “Technology” means any or all of the following: (1) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, and documentation provided for use therewith; (2) inventions (whether or not patentable) and improvements; (3) proprietary and confidential information, including, without limitation, technical data and customer and supplier lists, trade secrets, know how and techniques; (4) databases, data compilations and collections; (5) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and (6) all instantiations of the foregoing in any form and embodied in any media.

1.2.21 “Territory” means the United States and Canada.

2. RIGHTS.

2.1 Rights.

2.1.1 Subject to the terms of this Agreement, DEI grants PECO, and PECO accepts, a nontransferable right to purchase and incorporate Modules into PECO Systems and to market, promote, sell and distribute the Modules, PECO Systems and/or the DEI Systems solely to PECO Customers only within the Territory. Modules may only be distributed in their unmodified form, as originally received from DEI, or as modified by DEI (except that Modules may be incorporated into PECO Systems as set forth herein). PECO may modify the DEI Systems (exclusive of Modules) purchased hereunder to conform with the specifications of PECO Customers. The rights granted in this Section 2.1.1 shall be exclusive to PECO for a period of twenty-four (24) months from the Effective Date (“Exclusivity Period”). In the event that DEI (i) acquires (or is acquired by) a Restricted Third Party (defined below), (ii) is merged with a Restricted Third Party, or (iii) is a party to an asset transaction whereby DEI sells substantially all its assets relating to this Agreement, including the assignment of this Agreement, to a Restricted Third Party, or, purchases assets from a Restricted Third Party that results in such assets being subject to this Agreement, such exclusivity shall continue to apply to the Products but shall not apply to products or technology sold, owned or controlled by such Restricted Third Party (before or after the transactions described in (i), (ii) and (iii) above), even if after such transactions, such products or technology is ultimately sold, owned or controlled by DEI or a third party. A “Restricted Third Party” is any party that is subject to contractual restrictions precluding purchase of Products from PECO, or a party that is being requested by a customer not to purchase Products from PECO.

2.1.2 During the Exclusivity Period, PECO shall refer to DEI any inquiry for the purchase of Products or any other DEI products that PECO receives from any of the Reserved Entities. Nothing herein shall prohibit or restrict PECO from soliciting or selling to a Reserved Entity any other services provided by PECO in the general conduct of its business; provided that, during the Exclusivity Period, PECO shall notify DEI in writing no later than two (2) Business Days before it initiates contact with, or within two (2) Business Days after it has been contacted by, a Reserved Entity with respect to such services.

2.1.3 PECO shall use its best efforts to diligently market, promote, sell and distribute the Products to PECO Customers in the Territory in accordance with this Agreement. PECO shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, sale and distribution of the Products.

2.1.4 PECO shall ensure that the Products are accurately represented to PECO Customers as to quality, function, purpose and compatibility.

2.2 Proprietary Rights; No Modification. PECO shall not remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed on or embedded in the Products by DEI and all Products distributed by PECO shall contain the copyright and other proprietary notices in the same manner in which DEI incorporates such notices on or in the Products. PECO agrees to take all reasonable steps to protect the Products and Documentation from unauthorized copy or use. Any source code in the Products represents and embodies trade secrets of DEI. Such source code and embodied trade secrets are not licensed to PECO and any modification, addition, or deletion is strictly prohibited. PECO shall not, and shall not allow any Person to, modify, alter, reverse engineer, disassemble or decompile the Products or any portion thereof, and PECO shall use commercially reasonable efforts to enforce such restrictions.

3. FORECASTS, ORDERING, DELIVERY, AND ACCEPTANCE.

3.1 Forecasts. On or before the first day of each month (“Forecast Date”) during the Term, PECO shall provide DEI with a non-binding six (6) month rolling Product specific purchase forecast for Orders for the Products.

3.2 Orders.

3.2.1 Any Order by PECO shall be deemed a firm commitment to take the goods specified and shall be binding upon PECO. Orders must be received by DEI not less than sixty (60) days prior to the requested shipping date (“Leadtime”). Orders shall be sent in writing by letter, email or fax, shall specify requested shipping dates and shall be subject to written acceptance by DEI. PECO may use its standard purchase order form or other document to order Products; however, the terms and conditions of this Agreement shall supersede any different, conflicting, or additional terms on PECO’s order forms and all such terms are hereby specifically objected to and will be of no force or effect. All Orders must, at a minimum, include the Product name/description, quantity (by Product), and the applicable price, as well as such other information as DEI may reasonably request from time to time. Further, PECO agrees that it shall not submit an Order for less than the number of units of Product specified in Exhibit E without DEI’s prior written approval. DEI reserves the right to accept or reject Orders from PECO. Orders or changes to Orders will not be accepted over the telephone.

3.2.2 DEI will use reasonable efforts to process and ship all Orders in accordance with requested delivery dates. DEI reserves the right to add, delete from, or modify, upon at least thirty (30) days advance notice to PECO, the design, model or specifications of the Products. DEI further shall notify PECO one hundred eighty (180) days prior to a discontinuance of manufacture, sales or license of any product covered by this Agreement, and be committed to, at PECO’s expense, supporting parts and technical assistance of discontinued Products ten (10) years from the date any Product is discontinued, provided that the parts for such Products are available in the market.

3.3 Consignment Delivery and Title. All Products delivered pursuant to this Agreement will be packed for shipment to the Consignment Warehouse in DEI’s standard shipping cartons, marked for shipment, and delivered to PECO or its carrier agent F.C.A. (Incoterms 2000) DEI’s designated facility, at which time and risk of loss shall pass to PECO, but not title. Title to the Products shall be deemed to remain with DEI unless and until (i) a “sale” takes place or (ii) the Products become “mature” (title shall pass to PECO upon a Product’s “sale” or “maturity”). A “sale” will be deemed to take place when a unit of Product is removed from the Consignment Inventory. A Product unit becomes “mature” when such Product unit has remained in the Consignment Inventory for sixty (60) days from date of its receipt into the Consignment Warehouse, or ninety (90) days from date of the unit of Product being shipped from a DEI facility, whichever is sooner. Unless otherwise instructed in writing by PECO, DEI shall select the carrier. All freight, insurance and other shipping expenses, as well as any special packing expense, shall be paid by PECO. PECO shall also bear all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier at DEI’s facilities. Notwithstanding the passage of title under this Section 3.3, DEI retains and PECO grants a purchase-money first-position security interest in each of the Products for the amount of the purchase price of the Products, and in any proceeds from PECO’s resale of the Products, until the full invoice amount for such Product has been paid in full to DEI. Upon DEI’s request, PECO will sign any documentation reasonably required by DEI to perfect such security interest. In the event PECO fails to promptly execute such documentation, PECO hereby appoints DEI its attorney-in-fact for the purpose of executing such documentation, coupled with an irrevocable interest.

3.4 Consignment Warehouse; Records and Insurance. PECO will be responsible for all operations of the Consignment Warehouse, including contracting for the Consignment Warehouse and associated services, all receipts and deliveries, keeping accurate records of all Consignment Inventory and the safety of the Products in the Consignment Warehouse. PECO will pay all expenses relating to the Consignment Warehouse. PECO will keep written records identifying Consignment Inventory as property of DEI unless and until a “sale” or “maturity” occurs. PECO will hold the Consignment Inventory at PECO’s own risk and will replace such inventory if it becomes lost, damaged or destroyed. PECO will insure such Consignment Inventory against loss, theft, and damage under a policy naming DEI as an additional insured.

3.5 Inspection. PECO will perform inspection of Products purchased from DEI depending on, but not limited to, Product complexity, Product performance history, risk of nonconforming material, direct ship to stock status of DEI, each according to PECO quality procedures. DEI will be notified as soon as reasonably practicable, normally within three (3) Business Days of receipt (but in any event no more than fifteen (15) Business Days (provided that, with respect to Consignment Inventory, such period shall commence on removal from inventory rather than upon receipt) of any nonconforming material found in any Products, whether in receiving inspection or any point within the manufacturing process. If nonconforming material is identified in a Product, PECO will notify DEI in writing regarding any Products that materially fail to meet DEI’s published Product specifications. Depending on various factors, including but not limited to PECO Customer demand or complexity of

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

repairs, PECO and DEI will jointly decide the best method to resolve the nonconformance which may include a return of the Products to DEI, repairs by PECO, or some form of both. If PECO desires to return Products to DEI, PECO shall request from DEI a return material authorization (a “RMA”), either by e-mail, mail or telefax following a proper explanation of the rejection. Returns shall be performed in accordance with DEI’s RMA procedure. Rejected goods should be returned freight prepaid to DEI within ten business days of rejection and receipt from DEI of a return authorization. As promptly as possible, but not later than sixty (60) days after receipt by DEI of properly rejected Products, DEI shall, at its option and expense, either repair or replace such Products. The party shipping Products pursuant to this Section 3.5 shall bear the entire risk of loss for Products during shipment. Any insurance proceeds payable in respect to any loss for any Products to the extent of any loss incurred during shipment shall be paid to the party bearing the risk of loss for such Products to the extent of the loss incurred. DEI will prepay transportation charges back to PECO and shall reimburse PECO for any costs of transportation incurred by PECO in connection with the return to DEI of properly rejected Products. In the case of improperly rejected or returned Products, PECO shall pay transportation charges in both directions.

4. PRICES AND PAYMENT TERMS.

4.1 Prices. Prices for the Products are as stated in Exhibit B. Subject to the provisions of this Section 4, prices shall be firm for a period of [*] following the Effective Date. Thereafter, DEI may change the prices, upon thirty (30) day written notification to PECO. Notwithstanding the foregoing, if DEI and PECO mutually agree on specially modified pricing for the Products with respect to a PECO Customer and a specific project, such specially modified pricing shall supersede and replace the pricing for such Products and project as stated in Exhibit B with respect solely to such PECO Customer and project and such specially modified pricing shall remain in effect for the full term of any agreement entered into by PECO and such PECO Customer with respect to such Products and project.

4.2 [*]

4.3 Payment Terms. PECO will, at the beginning of each week, submit to DEI a request for invoice detailing the quantities and Orders to bill against with respect to the units of Products removed from the Consignment Inventory in the previous week. DEI will reconcile the request for invoice with DEI’s own inventory record, and then submit an invoice matching the request for invoice and DEI’s own inventory record amounts for payments. In case of discrepancy between PECO’s request for invoice and DEI’s own inventory record, DEI and PECO shall work diligently to resolve such discrepancy within three (3) Business Days. DEI may inspect the Consignment Inventory at any time upon three (3) Business Days advance written notice to PECO. Subject to DEI’s continuing approval of PECO’s credit status and financial condition, all payments shall be made in U.S. dollars and will be due five (5) Business Days from receipt of invoice. DEI, in its sole discretion, reserves the right to specify, and to change from time to time, PECO’s credit line and payment terms. Payment for Products purchased by PECO shall, at DEI’s sole discretion, either be made:

4.3.1 by prepayment in the form of a wire transfer;

4.3.2 on credit terms DEI has approved in writing; or

4.3.3 such other terms as DEI shall designate in writing from time to time.

4.4 Credit Limits or Credit Term. Nothing herein shall obligate DEI to extend to PECO any credit limits or credit term, and credit limit or credit term once authorized may be modified or canceled at any time solely at DEI’s option.

4.5

4.5.1 DEI may increase PECO’s credit limit or credit term based on PECO’s history of timely payments of amounts due, general financial strength and on PECO’s successfully meeting or exceeding its sales obligations.

4.5.2 DEI may declare all sums immediately due and payable in the event of a breach by PECO of any of its material obligations to DEI under this Agreement, including the failure of PECO to comply with credit terms.

4.5.3 Interest shall accrue upon any delinquent payments owed by PECO as to which DEI has made a final written demand for payment, at the maximum rate allowed by London Interbank Offered Rate (LIBOR). In the event that it becomes necessary for DEI to institute litigation to collect sums owed by PECO, PECO shall be responsible for reasonable attorney’s fees and other costs incurred by DEI in connection with such litigation, if DEI prevails therein.

4.6 Taxes. Prices do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing, or distribution of the Products, including without limitation excise, sales, use, property, license, value-added taxes, franchise, income, withholding or similar taxes, customs or other import duties or other taxes, tariffs or duties other than taxes which are imposed by the United States based on the net income of DEI. Any such taxes which are otherwise imposed on payments to DEI shall be the sole responsibility of PECO. PECO shall provide DEI with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by DEI to establish that such taxes have been paid.

5. OTHER OBLIGATIONS OF PECO. PECO’s obligations under this Agreement shall, without limitation, include the following:

5.1 Services. PECO shall be solely responsible for order processing, customer service to PECO Customers and inventory maintenance.

5.2 Marketing Reports. During the Exclusivity Period, PECO shall provide to DEI an ongoing report based upon DEI’s calendar year summarizing their marketing activities. Thisinformation will include activity such as PECO Customers’ feedback on Product, PECO Customer/distributors suggestions for new products, support and operational issues between DEI and PECO, competitive marketing intelligence, market share data, material changes at PECO’s company, analysis of sales to forecast, promotional activities completed and planned etc.

5.3 Training. DEI may from time to time conduct training programs. The reasonable costs for attending such training sessions provided by DEI, such as travel and lodging, shall be PECO’s sole responsibility.

5.4 Compliance. PECO acknowledges that it is familiar with and will comply with and be solely responsible for its obligations under all laws, rules and regulations related to distribution and/or sale of the Modules, DEI Systems and/or PECO Systems, as applicable. PECO shall keep a record of all written and oral complaints concerning the Products. PECO shall promptly inform DEI of all suspected Product defects, safety problems or any information associated with the safety of the Product and shall promptly notify DEI in writing of any third party dispute involving a Product.

5.5 Product Returns. PECO shall promptly notify DEI of any Products returned to PECO by PECO Customers. All Products returned by PECO Customers to PECO (whether for warranty or non-warranty action), if any, must be either repaired, returned to DEI (subject to DEI’s prior written approval and in accordance with DEI’s RMA procedures) or destroyed, and PECO shall maintain adequate written procedures to ensure such repair, return or destruction.

5.6 Advertising and Promotion. During the Exclusivity Period, PECO shall advertise and promote the Products at PECO’s expense by appropriate means, including but not limited to, participating in relevant trade fairs, seminars, public demonstrations of Products, prompt and effective responses to trade and customer inquiries, regular and continuing advertising programs, and regular visits to customers. PECO shall not make any express warranty on behalf of DEI with regard to the Products other than as may be provided by DEI from time to time and as set forth in DEI’s product literature. Any other warranty made by PECO to its customers with respect to the Products shall not obligate DEI in any way and PECO shall indemnify, defend and hold harmless DEI and any of its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, related companies, divisions, subsidiaries, predecessor and successor corporations, and assigns (“DEI Indemnitees”) from third party claims in accordance with Section 5.7 below.

5.7 Indemnity. At DEI’s option and election, PECO shall indemnify, defend and hold the DEI Indemnitees harmless from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) incurred by DEI arising from or relating to personal injury, death or property damage, arising out of or related to PECO’s modifications of DEI Systems; provided that DEI promptly notifies PECO in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to PECO at PECO’s expense and with PECO’s choice of counsel. DEI shall cooperate with PECO, at PECO’s expense, in defending or settling such claim and DEI may join in defense with counsel of its choice at its own expense.

5.8 Records and Reports. PECO shall maintain adequate written procedures for control, sale and distribution of Products. Adequately detailed records of shipments to PECO Customers shall be maintained for at least two (2) years, or until the end of the useful life of the Products, whichever is longer and shall be made available to DEI or its representative, upon reasonable request. Further, PECO will provide DEI with access to: (a) Product warranty or other claims related to defective Products; and (b) during the Exclusivity Period, sales by Product, customer and geographic location.

5.9 Sales Activities. During the Exclusivity Period, PECO agrees to provide to DEI opportunities to participate in PECO’s national or regional sales meetings, and shall permit DEI to participate in joint visits to PECO Customers.

6. OTHER OBLIGATIONS OF DEI. DEI shall have the following obligations under this Agreement:

6.1 Marketing and Promotion. DEI shall provide PECO with electronic copies of sales aids, data sheets, product profiles, brochures, and other materials to assist PECO in the promotion and sales of Products. Additional marketing materials will be made available to PECO in accordance with DEI’s then current policy regarding same. PECO may copy and/or translate some or all of such literature and advertising copy and incorporate such in its own product literature. In the event that PECO elects to copy and/or translate materials provided by DEI, all materials provided by Distribution shall include all copyright, trademark and other proprietary legends included in the original material furnished by DEI and DEI shall own all rights in such translations.

6.2 Warranty and Technical Support. PECO will provide cleaning, refurbishing, reselling and repair services for the Products in accordance with a Repair Services Agreement; the parties shall use commercially reasonable efforts to negotiate and enter into such Repair Services Agreement prior to the Closing of the transaction contemplated in that certain Asset Purchase Agreement between the parties dated October 13, 2005. Subject to DEI’s obligations pursuant to Section 3.2.2, DEI will provide reasonable technical assistance and back-up support to PECO in connection therewith as mutually agreed at DEI’s standard rates.

6.3 Indemnity. At PECO’s option and election, DEI shall indemnify, defend and hold the PECO Indemnitees harmless from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) incurred by PECO arising from or relating to personal injury, death or property damage, arising out of or related to unmodified Modules and DEI Systems, as delivered by DEI; provided that PECO promptly notifies DEI in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to DEI at DEI’s expense and with DEI’s choice of counsel. PECO shall cooperate with DEI, at DEI’s expense, in defending or settling such claim and PECO may join in defense with counsel of its choice at its own expense.

6.4 Product Development. DEI will use reasonable commercial efforts to develop Products in accordance with its Product roadmap and will consult in good faith with PECO regarding the Product roadmap.

6.5 Referrals to PECO. During the Exclusivity Period, DEI shall promptly refer to PECO any inquiry DEI receives from any Person, other than a Reserved Entity, for the purchase of Products.

7. TRADEMARKS.

7.1 Trademarks. During the term of this Agreement, PECO shall have the right to indicate to the public that it is authorized to sell DEI’s products and to advertise the Products under the trademarks, marks, and trade names that DEI may adopt from time to time (“DEI’s Trademarks”). All representations of DEI’s Trademarks that PECO intends to use shall be exact copies of those used by DEI or shall first be submitted to DEI for approval (which shall not be unreasonably withheld) of design, color and other details. In addition, PECO shall fully comply with all reasonable guidelines, if any, communicated by DEI concerning the use of DEI’s Trademarks. All DEI Systems sold to PECO under this Agreement shall be resold only in the original packages, and shall not be relabeled or otherwise marked, except as otherwise agreed by the parties, or to indicate PECO as the territorial source of the Product or as otherwise required by governmental regulations in force. All Products shall be labeled according to the guidelines set forth in Exhibit C. PECO shall promptly report to DEI any unauthorized use, duplication, copying or reproduction whatsoever of DEI’s name, trade name, trademark, logo, patents, copyrights or any other identifying material by any other person or entity whatsoever.

7.2 Trademark Restrictions. In no event may PECO use or authorize any use of any of DEI’s Trademarks in any domain name whether registered, owned, or operated by or on behalf of DEI. Any violation of the foregoing shall be deemed a material breach of this Agreement that is incapable of cure, entitling DEI to terminate this Agreement immediately upon notice to PECO. PECO shall not alter or remove any of DEI’s Trademarks affixed to the Products by DEI. Except as set forth in this Section 7, nothing contained in this Agreement shall grant or shall be deemed to grant to PECO any right, title or interest in or to DEI’s Trademarks. PECO will not challenge or assist others to challenge DEI’s Trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of DEI. Upon termination of this Agreement, PECO shall immediately cease to use any and all of DEI’s Trademarks except to continue to sell the Product in its inventory if authorized hereunder.

7.3 Registered User Agreements. DEI and PECO shall enter into registered user agreements with respect to DEI’s Trademarks pursuant to applicable trademark law requirements in the Territory. PECO shall be responsible for proper filing of the registered user agreement with government authorities within the Territory and shall pay all costs or fees associated with such filing.

8. JOINT ACTIVITIES.

8.1 Relationship Managers. Each party shall appoint a representative as a relationship manager who shall be the primary contact for implementing and administering the terms and conditions of this Agreement (“Relationship Managers”). During the Exclusivity Period, the Relationship Managers shall meet at mutually agreeable times to review and coordinate efforts under this Agreement and address other topics related to the successful distribution of the Products as set forth herein.

8.2 Joint Cooperation. During the Exclusivity Period, the parties expect to engage in joint exploration and discussions (“Joint Cooperation”) with respect to System-level design and component-level design. Any such joint development projects shall be subject to a separately negotiated written joint development agreement (“Joint Development Agreement”).

8.3 DEI Personnel. DEI shall secund two (2) DEI employees (“Secunded Employees”) to PECO to aid in the Joint Cooperation during the Exclusivity Period (the “Joint Cooperation Services”). Said Secunded Employees’ job duties shall consist of performing services for PECO as directed by PECO and PECO shall provide day-to-day direction to said Secunded Employees with respect to the Joint Cooperation Services. PECO shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the DEI Indemnitees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses (collectively “Losses”) claimed by said Secunded Employees or by a third-party governmental entity as a result of any claims arising from or relating to, in any way, PECO’s work environment and/or its day-to-day direction of said Secunded Employees (including, but not limited to, compliance with any and all health, safety and employment laws related thereto) during the Exclusivity Period. DEI shall, to the fullest extent permitted by applicable law, indemnify and hold harmless PECO and any of its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, related companies, subsidiaries, predecessor and successor corporations, and assigns (the “PECO Indemnitees”) from and against all Losses claimed by said Secunded Employees or by a third-party governmental entity as a result of any claims arising from or relating to, in any way, the overall control and management of said Secunded Employees, including the compensation, evaluation, discipline and/or termination of said Secunded Employees (including, but not limited to, compliance with any and all wage and hour laws related thereto) during the Exclusivity Period.

8.4 Adherence to Rules. Each party will ensure that all of its personnel and subcontractors working on the other party’s premises follow the host party’s guidelines, policies and instructions while on the host party’s premises, including confidentiality and security procedures.

9. IP OWNERSHIP.

9.1 Pre-Existing Technology. Each party shall retain sole ownership of its Technology independently developed prior to the Effective Date.

9.2 Joint Technology. Unless otherwise agreed pursuant to a separate Joint Development Agreement entered into pursuant to Section 8.2, all Technology (other than DEI Technology and Secunded Employee Technology) created jointly by employees or agents of DEI and employees or agents of PECO (“Joint Technology”) shall be owned jointly by DEI and PECO. Subject to the foregoing, joint ownership will provide each party with an undivided interest in such Joint

Technology with the power to license, enforce and otherwise exploit it without the consent of and without accounting to the other party, and each party hereby waives any right it may have under the laws of any country to require such consent or accounting. The parties shall mutually agree on the terms and conditions related to the prosecution and maintenance of any patents, patent applications, copyright registrations and other intellectual property protections related to the Joint Technology.

9.3 Secunded Employee Technology. All Technology that is created solely by the Secunded Employees during the performance of tasks assigned to the Secunded Employees by PECO or that results from the Secunded Employees’ use of property, equipment, or premises owned, leased or contracted for by PECO (“Secunded Employee Technology”) is subject to the following ownership provisions:

9.3.1 All Secunded Employee Technology relating to the Modules or the manufacture or use thereof (including all modifications, enhancements, extensions, and upgrades of and/or to Modules), and all Intellectual Property Rights therein (collectively, “Module Technology”), shall be owned by DEI. Accordingly, PECO hereby agrees to assign (or cause to be assigned) and does hereby irrevocably assign fully to DEI all Module Technology and any and all Intellectual Property Rights throughout the world therein or pertaining to the manufacture or use thereof.

9.3.2 PECO covenants to DEI that it will not initiate any litigation against DEI, the DEI Indemnitees, or any of DEI’s or DEI Indemnitees’ customers or entities in their distribution channels (any of the foregoing, a “DEI Party”), asserting that a DEI Party is a direct or contributory infringer of any patents or patent applications claiming inventions within the Secunded Employee Technology or the manufacture or use thereof.

9.3.3 Except as set forth in Section 9.3.1, PECO shall retain all of its right, title and interest in and to Secunded Employee Technology, including all Intellectual Property Rights therein. Accordingly, DEI hereby agrees to assign (or cause to be assigned) and does hereby irrevocably assign fully to PECO all Secunded Employee Technology and any and all Intellectual Property Rights throughout the world therein (subject to Section 9.3.1). Additionally, DEI shall execute and deliver, from time to time, such documents and perform such acts as may be necessary or convenient to effectuate and perfect the assignments contemplated herein, and will cooperate with and assist PECO in every proper way (at the expense of PECO) in obtaining and from time to time enforcing such Intellectual Property Rights within the Secunded Employee Technology in any and all countries.

9.3.4 PECO shall execute and deliver, from time to time, such documents and perform such acts as may be necessary or convenient to effectuate and perfect the assignments contemplated herein, and will cooperate with and assist DEI in every proper way (at the expense of DEI) in obtaining and from time to time enforcing Intellectual Property Rights within the Module Technology in any and all countries. Notwithstanding anything to the contrary stated herein, during and after the term of this Agreement, each party shall have the right to use without liability or restriction the Residuals from the Secunded Employee Technology. The term “Residuals” shall mean trade secret rights in information disclosed in nontangible form (i.e., not in written or other documentary form, including tape or disk) which is retained in memory by the Secunded Employees, including ideas, concepts, know-how, or techniques contained therein.

9.4 Reservation of Rights/Ownership. Except as expressly provided herein, all present and future trademarks and trade names, logos, patents, copyrights, and other identifying material or Intellectual Property Rights of either party shall remain the exclusive property of such party and no rights to such trademarks, trade names, logos, patents, copyrights and other identifying material or Intellectual Property Rights shall vest in the other party because of this Agreement. The Products are offered for sale and are sold by DEI subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. PECO shall take appropriate steps with its PECO Customers, as DEI may request, to inform them of and assure compliance with the restrictions contained in this Section.

9.5 Non-Exclusive License. DEI hereby grants to PECO a nonexclusive, fully paid up, royalty-free license, under DEI’s (and its Affiliates’) rights in the Supply Records (as defined in Exhibit F hereto), to use, reproduce, distribute, digitally transmit and display tangible manifestations of the Supply Records, and to confidentially disclose tangible manifestations of the Supply Records, including the right to sub-license for use, solely in support of PECO’s performance of its rights and obligations hereunder.

10. WARRANTIES AND DISCLAIMERS.

10.1 General Warranty. Each party hereby represents and warrants to the other that (i) such party has the right, power and authority to enter into this Agreement and to fully perform all of its obligations, including the granting of licenses, hereunder; (ii) entering into this Agreement does not violate any agreement or obligation existing between such party and any third party; and (iii) such party has and will maintain with all of its employees written agreements sufficient to enable such party to perform its obligations hereunder with confidentiality terms at least as restrictive as those provided herein.

10.2 Product Warranty. DEI shall provide PECO with its standard one (1)-year warranty for the Products. PECO may repair Products pursuant to the Repair Services Agreement contemplated in Section 6.2. Upon PECO’s request, on a PECO Customer-by-PECO Customer basis, DEI will negotiate in good faith with PECO to provide PECO with a warranty that is coterminous with the warranty provided by PECO to such PECO Customer.

10.3 Notification and Remedy. With respect to any warranty, PECO will immediately notify DEI in writing if it becomes aware, during the warranty period, that a Product fails to conform to the warranty. Upon its verification of any claim of defect or nonconformity of a unit of the Products during the Term, DEI will use commercially reasonable efforts to either, at its option, (i) repair the Product or have PECO repair the Product, at a mutually agreed cost, or (ii) provide a replacement thereof to the extent necessary to honor DEI’s warranty. The foregoing states DEI’s sole liability for any failure of the Products to conform to each warranty.

10.4 Recalls. If DEI decides to recall, replace or take other action with respect to any Products, it will notify PECO by rapid means of communication and PECO shall immediately cease sales of any units of Product in its possession or control, which are subject to the action until the course of action to be taken has been determined. The reasonable and justifiable costs of recovering Product in the field and its replacement in any action affecting a Product will be borne by DEI.

10.5 Disclaimer. DEI DOES NOT MAKE ANY WARRANTY TO PECO, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANY OTHER MATERIALS CONTEMPLATED HEREUNDER, AND DEI SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

11. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TO THE EXTENT ALLOWED BY LAW, THE LIABILITY OF DEI TO ANY PERSON WITH RESPECT TO THE PRODUCTS AND/OR THE RELATIONSHIP DESCRIBED IN THIS AGREEMENT, WHETHER BASED ON CONTRACT, INCLUDING BREACH OF WARRANTY,

NEGLIGENCE, STRICT LIABILITY OR OTHER TORT THEORY, SHALL IN NO EVENT EXCEED THE AMOUNT OF MONEY PAID TO DEI PURSUANT TO THIS AGREEMENT PRIOR TO THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY, AND IN THE CASE OF LIABILITY RELATING TO ANY ALLEGEDLY DEFECTIVE OR INFRINGING UNIT OF PRODUCTS, SHALL, UNDER ANY LEGAL OR EQUITABLE THEORY, BE FURTHER LIMITED TO REPLACEMENT OF THE UNIT, OR IF IMPRACTICAL, RETURN OF THE PURCHASE PRICE PAID BY PECO FOR SUCH UNIT. DEI SHALL IN NO EVENT BE LIABLE TO ANY PERSON FOR ANY LOST PROFITS, LOST DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF DEI HAS BEEN INFORMED OF THE POSSIBILITY THEREOF AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. THE PARTIES AGREE THAT THIS SECTION REPRESENTS A REASONABLE ALLOCATION OF RISK.

12. CONFIDENTIAL INFORMATION.

12.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information of the other party. “Confidential Information” means (i) information disclosed in tangible form that is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, or (ii) information disclosed orally, where such information is either (A) of the type usually considered confidential or proprietary in the disclosing party’s industry or (B) otherwise indicated to be confidential or proprietary by the disclosing party at the time of the initial disclosure thereof and confirmed in writing as confidential or proprietary by the disclosing party within thirty (30) days after such disclosure. Subject to the provisions of Sections 8 and 9, the parties agree that the following shall be considered the “Confidential Information” of a disclosing party without the requirement that such information be designated as in writing as “Confidential” or with some other similar designation by the disclosing party: knowledge and information that may be learned or obtained by a receiving party, its agents, servants or employees with respect to the conduct and details of the disclosing party’s business, including but not limited to, product sales or other financial information, all aspects of the technology for manufacture of the Products, the processes, formulas, machinery, equipment, utensils and arts of manufacture used by a party and its designs or methods of manufacture, as well as its trade secrets and customer lists. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation: (i) was already or becomes lawfully known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party or became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or (iii) was developed by the receiving party without reference to any information or materials disclosed or provided by the disclosing party.

12.2 Confidentiality of Agreement. PECO agrees that the terms and conditions of this Agreement shall be treated as the Confidential Information of DEI; provided that PECO may disclose the terms and conditions of this Agreement: (i) to legal counsel; (ii) in confidence, and as necessary to its accountants, banks, and financing sources and their advisors; (iii) in connection with evaluation of a potential merger of PECO, except where the party that would be merging with or acquiring PECO is a competitor of DEI; (iv) in confidence, and to legal counsel in connection with the enforcement of this Agreement or rights under this Agreement, or (v) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the Securities and Exchange Commission and its counterparts in other jurisdictions.

12.3 Compelled Disclosure. Nothing in Section 12.1 or Section 12.2 will prevent disclosure of either or both the terms and conditions of this Agreement or of the receiving party’s Confidential Information generally if, in the opinion of the receiving party’s legal counsel, such disclosure is required to be made in a judicial, administrative or governmental proceeding pursuant to a subpoena, deposition, interrogatory, civil investigative demand or similar process or order. In that event, however, the receiving party shall provide notice to the disclosing party (unless notice is prohibited by order, subpoena or law) before disclosing any of the Confidential Information. In making such disclosure, the receiving party may disclose only that portion of the Confidential Information required to be disclosed and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded the information. The receiving party is not, however, under any obligation to seek a protective order.

13. INSURANCE. To the extent that PECO is required to carry insurance with respect to agreements with PECO Customers, then PECO shall provide comparable insurance to DEI, including naming DEI as an additional insured.

14. PECO STATUS. For the purpose of carrying out this Agreement, PECO shall be and act as independent contractor and not as an agent or employee of DEI and shall not have the power to bind, and agrees not to attempt to bind, DEI to any contract without prior written approval thereof from DEI.

15. ASSIGNMENT. PECO may not assign, transfer, subdivide or otherwise deal with any obligations or benefit under this Agreement, through operation of law or otherwise, without the prior written consent of DEI. Any attempted assignment in violation of this Section shall be null and void.

16. TERM AND TERMINATION.

16.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect for thirty (30) months thereafter, subject to early termination pursuant to Sections 16.2 and 16.3 below (the “Term”). This Agreement may be renewed for an agreed upon term by mutual written agreement of the parties.

16.2 Termination for Change of Control. In the event that PECO undergoes a Change of Control, DEI may thereafter in its sole discretion terminate this Agreement immediately upon written notice to PECO. The term “Change of Control” with respect to an entity means the occurrence of one or more of the following: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of more than fifty percent (50%) of the capital stock entitled to elect the members of the board of directors or other analogous governing body of such entity; (ii) a merger or consolidation in which such entity is not the surviving entity, except for a transaction in which the securities of such entity immediately prior to consummation of such merger or consolidation are converted by means of such merger or consolidation into securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity; or (iii) any reverse merger in which such entity is the surviving entity but in which the securities of such entity immediately prior to consummation of such reverse merger represent less than fifty percent (50%) of the total combined voting power of such entity’s capital stock outstanding immediately after consummation of such merger.

16.3 Termination by Either Party. Either party may terminate this Agreement prior to its expiration and upon thirty (30) days’ written notice if: (a) a party breaches any material term of this Agreement and the breaching party has not cured the breach within such thirty (30) day period; (b) a party is the subject of a liquidation or insolvency, or the filing of bankruptcy, or similar proceeding(s) (provided that in the case of involuntary proceedings, such proceedings are not dismissed within sixty (60) days of filing); or (c) the other party ceases to actively engage in business.

16.4 Effect of Termination.

16.4.1 If proper notice of termination is given for any reason, DEI shall be entitled to reject or cancel without liability all or part of any previously accepted Orders received from PECO after such notice, but prior to the effective date of termination. Notwithstanding any credit terms made available to PECO prior to that time, any shipments during said period shall be paid for by wire transfer prior to such shipment. Upon termination of this Agreement, the due date of all invoices for Product shall automatically be accelerated so that they shall become due and payable on the effective date of termination, even if longer terms have been provided previously.

16.4.2 All rights and licenses of PECO hereunder shall automatically be terminated except that PECO may continue only to sell, in accordance with normal business practice and the terms of this Agreement, Products previously shipped to it by DEI as set forth in Section 16.4.2 above.

16.4.3 Each party shall, within thirty (30) days of the effective date of termination, return to the other party all of the other party’s Confidential Information then in a party’s possession, custody or control.

16.4.4 Upon the termination of this Agreement in accordance with its terms, except for obligations incurred prior to the effective date of termination, neither party shall have any obligation to the other party, or to any employee, agent or representative of a party, for compensation or for damages of any kind, whether on account of loss by a party, or by such employee agent or representative of present or prospective sales, investments, compensation or goodwill; provided, however, that nothing in this section shall relieve PECO of any liability for willful misconduct, gross negligence, or breach of contract. Each party, for itself and on behalf of each of its employees, agents and representatives, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Without limiting the generality of the foregoing, PECO understands and acknowledges that any contract or other arrangements it enters into with any third parties with respect to Product will be subject and subordinate to the rights of termination set forth in this Agreement; provided, however, DEI’s obligation pursuant to Section 3.2.2 shall not be superseded or terminated by virtue of the termination of this Agreement upon (i) this Agreement’s natural expiration or (ii) DEI’s material breach. PECO will indemnify and hold the DEI Indemnitees harmless from any and all liability, loss, damages, costs or expenses incurred by DEI in connection with claims by any such third party made because of the termination of this Agreement.

16.5 Survival. Upon any termination or expiration of this Agreement the provisions of Sections 1, 2.2, 3.2.2 (subject to Section 16.4.4 above), 3.3, 3.4, 5.4, 5.7, 7.2, 9, 10.1, 10.2 (only with respect to the first and third sentences, and only for so long as a warranty period extends beyond the Term (provided that the obligation to negotiate as set forth in the third sentence shall not survive)), 10.3 (only for so long as a warranty period extends beyond the Term), 10.4, 10.5, 11 – 14, 16.4, 16.5, 18 and 19, and all payment obligations incurred prior to the effective date of such termination or expiration (and all related payment provisions) shall survive. All other provisions of this Agreement shall terminate.

17. EVENTS BEYOND CONTROL. The obligations of either party to perform under this Agreement shall be excused if such failure to perform or any delay is caused by matters such as acts of God, strikes, civil commotion, riots, war, revolution, acts of governments, lack of adequate production capacity, failure or delay in plant start up, breakdown of machinery, shortage of raw materials, equipment, fuel, transportation, or containers, or any other cause whether similar or dissimilar to those enumerated that are reasonably beyond the control of the party obligated to perform. Upon the occurrence of such an event, the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Agreement; provided however that if such suspension shall occur, the parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement, and if such a reasonable compromise cannot be reached in good faith, then either party may terminate this Agreement upon thirty (30) days written notice.

18. NOTICE. Notices shall be sent by certified or registered mail to the address set forth in this Agreement, or to such other address as the receiving party shall have designated by notice in writing. Notices shall be effective on mailing.

Notice to be sent to:	Delta Electronics, Inc.
186 Ruey Kuang Road, Neihu
Taipei 11491
Taiwan, R.O.C.
Attention: Michael Tan, Manager, Corporate Legal Affairs
Fax: 886-2-8797-3241

With a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-105
Attention: Aaron J. Alter, Esq.
Fax: 650-493-6811

PECO II Inc.
1376 State Route 598
Galion, Ohio 44833
Fax: 419-468-9164
Attention: President & CEO

With a copy to:

Porter Wright Morris & Arthur LLP
41 S. High Street
Columbus, Ohio 43215
Fax: 614-227-2100
Attention: Curtis A. Loveland

19. MISCELLANEOUS.

19.1 Discussions. In the eighteenth (18th) month of the Term of this Agreement, the parties agree to negotiate in good faith, for a period not to exceed 30 days, a possible extension of the Term and/or the duration of the exclusivity of the rights granted in Section 2.1.1, it being understood that neither party shall be obligated to modify or amend this Agreement.

19.2 Necessary Actions. Each party agrees to perform any further acts and execute and deliver any and all further documents and/or instruments which may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

19.3 Waiver; Amendment. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Further, no changes or modifications or waivers can be made to this Agreement unless evidenced in writing and signed for on behalf of both parties.

19.4 Severability. If any provision of this Agreement shall be determined to be unenforceable, all other provisions shall remain in full force and effect and the affected provision shall be construed so as to be enforceable to the maximum extent possible.

19.5 Governing Law; Jurisdiction; Arbitration.

19.5.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONTROLLED BY, CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE, U.S.A., EXCLUDING ITS CHOICE OF LAW PROVISIONS AND ALSO EXCLUDING THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

19.5.2 Exclusive Jurisdiction . With respect to any matter based upon or arising out of this Agreement or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each of the parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 19.5.2 except in such courts.

19.5.3 Binding Arbitration . Each party irrevocably agrees and acknowledges that, subject only to Section 19.5.2 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 19.5.4.

19.5.4 Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the

U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 19.5.4; (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

19.5.5 Other Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

19.6 Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

19.7 Conflicting Terms. Such terms and conditions of PECO’s Orders, invoices or other sales documents, as may be in conflict in whole or in part with the provisions of this Agreement shall be of no force or effect whatsoever and the provisions of this Agreement shall be controlling in any such instance. It is the intention of both parties that the acceptance, even in writing, of any such purchase or sales document not constitute a modification or amendment of, or addition to, the terms of this Agreement unless accompanied by a typed letter of agreement conspicuously entitled “Amendment of Agreement” which begins with a proposal to amend the Agreement and specifies exactly each change to be made and which is signed by an authorized officer of both parties.

19.8 Subcontracting. DEI may subcontract any of its rights and/or obligations, in part or in whole, pursuant to this Agreement at any time without restriction.

19.9 Registrations. If this Agreement is required to be registered with any governmental authority in the United States, PECO shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

19.10 Compliance With Laws. The parties shall each comply with all applicable federal, state, and local laws and regulations in performing its duties hereunder.

19.11 Entire Agreement. This Agreement, and all exhibits attached hereto, constitutes the entire understanding and contract between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to the subject matter hereof, including without limitation that certain OEM/ODM Partnership Agreement between PECO II, Inc. and Delta Electronics, Inc., together with all exhibits attached thereto, which is hereby terminated in its entirety by the parties as of the Effective Date hereof. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

19.12 Construction of Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Article,” “Section,” “Schedule,” “Exhibit,” “Attachment” or “Appendix” is to the corresponding Article, Section, Schedule, Exhibit, Attachment or Appendix of or to this Agreement; (ii) “including” shall mean “including, without limitation”; and (iii) the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

19.13 Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

19.14 Prior Agreements. As of the Effective Date, DEI and PECO hereby agree that the Prior Agreements are terminated. Notwithstanding the termination of the Prior Agreements, all terms and conditions, including all rights, obligations and liabilities associated therewith, shall apply to all Products shipped under the terms of the Prior Agreements as if such Prior Agreements remained in effect.

[Signature Page Follows]

AGREED TO AND ACCEPTED BY:

DELTA ELECTRONICS, INC. (“DEI”)		PECO II Inc. (“PECO”)

By:		By:
Name:	Albert Chang	Name:	John G. Heindel
Title:	General Manager	Title:	President & Chief Executive Officer
Power System Business Group II

EXHIBIT A

PRODUCTS

Category	Series	Delta P/N
Converter	DC-DC	DCS-24/20A A-S

Converter	DC-DC	DCS-48/10A A-S

Inverter	Inverter	ESI125N102AB A

Inverter	Inverter	ESI125N202AB A

Inverter	Inverter	ESI24N102AB A

Inverter	Inverter	ESI24N102AB B

Inverter	Inverter	ESI48I202AB D

Inverter	Inverter	ESI48N102AB A

Inverter	Inverter	ESI48N102AB B

Inverter	Inverter	ESI48N202AB A

Rectifier	HDS-7200	ESR-48/120A A-S

Rectifier	HDS-3000	ESR-24/100D A-S

Rectifier	HDS-3000	ESR-48/50D A-S

Rectifier	MCS-3000	ESR-24/100A A-S

Rectifier	MCS-3000	ESR-24/100B A-S

Rectifier	MCS-1800	ESR-48/30D A-S

Rectifier	MCS-1800	ESR-24/50D A-S

Rectifier	MCS-600	ESR-48/10B A-S

Shelf	HDS-3000	SA-11F/EE C-S

Shelf	DC-DC	SB-18K/HG H-S

System	HDS-3000	ES24/1200-NDA03

System	HDS-3000	ES24/1200-NDC01

System	HDS-3000	ES48/200-NEA01

System	MCS-3000	ES24/1200-GDA09

System	MCS-3000	ES24/1200-GDA11

System	MCS-3000	ES24/1200-GEA02

System	MCS-3000	ES24/600-GEA01

System	MCS-3000	ES48/1200-GDA09

System	MCS-3000	ES48/1200-GDA10

System	MCS-1800	ES24/200-JAA03

System	DC-DC	ES24/80-KAA01

System	BDFB	ES48/3600-PEA01

System	BDFB	ES48/3600-PFA01

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

PRICING

Category	Series	Delta P/N	Price to Peco II
Converter	DC-DC	DCS-24/20A A-S	[*]

Converter	DC-DC	DCS-48/10A A-S	[*]

Inverter	Inverter	ESI125N102AB A	[*]

Inverter	Inverter	ESI125N202AB A	[*]

Inverter	Inverter	ESI24N102AB A	[*]

Inverter	Inverter	ESI24N102AB B	[*]

Inverter	Inverter	ESI48I202AB D	[*]

Inverter	Inverter	ESI48N102AB A	[*]

Inverter	Inverter	ESI48N102AB B	[*]

Inverter	Inverter	ESI48N202AB A	[*]

Rectifier	HDS-7200	ESR-48/120A A-S	[*]

Rectifier	HDS-3000	ESR-24/100D A-S	[*]

Rectifier	HDS-3000	ESR-48/50D A-S	[*]

Rectifier	MCS-3000	ESR-24/100A A-S	[*]

Rectifier	MCS-3000	ESR-24/100B A-S	[*]

Rectifier	MCS-1800	ESR-48/30D A-S	[*]

Rectifier	MCS-1800	ESR-24/50D A-S	[*]

Rectifier	MCS-600	ESR-48/10B A-S	[*]

Shelf	HDS-3000	SA-11F/EE C-S	[*]

Shelf	DC-DC	SB-18K/HG H-S	[*]

System	HDS-3000	ES24/1200-NDA03	[*]

System	HDS-3000	ES24/1200-NDC01	[*]

System	HDS-3000	ES48/200-NEA01	[*]

System	MCS-3000	ES24/1200-GDA09	[*]

System	MCS-3000	ES24/1200-GDA11	[*]

System	MCS-3000	ES24/1200-GEA02	[*]

System	MCS-3000	ES24/600-GEA01	[*]

System	MCS-3000	ES48/1200-GDA09	[*]

System	MCS-3000	ES48/1200-GDA10	[*]

System	MCS-1800	ES24/200-JAA03	[*]

System	DC-DC	ES24/80-KAA01	[*]

System	BDFB	ES48/3600-PEA01	[*]

System	BDFB	ES48/3600-PFA01	[*]

EXHIBIT C

DEI BRANDING GUIDELINES

PECO shall mark each DEI System and PECO System as follows and in a size and location on the Product as mutually agreed, such agreement not to be unreasonably withheld:

POWER BY DELTA

and shall include the above legend in all PECO System brochures, manuals, descriptive literature, and, space permitting, advertising.

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT D

RESERVED ENTITIES

[*]

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT E

MINIMUM ORDER REQUIREMENTS

•	Spare Parts:

•	Boards: [*]

•	Components: [*]

•	Racks/Shelves: [*]

•	DEI Systems: [*]

•	Modules: [*}

EXHIBIT F

SUPPLY RECORDS

“Supply Records” shall mean the following data and documentation (excluding in each case any documentation, data or other information related to Reserved Entities and the Modules):

•	product drawings, technical manuals, BOM (Bill of materials), training materials, and part item master listings for Systems that Buyer is authorized to sell pursuant to this Agreement;

•	list of suppliers for materials, vendor purchase agreements, and purchase order pricing list by item by vendor used in North American telecom operations for Systems that Buyer is authorized to sell pursuant to this Agreement;

•	product cut sheets, product catalogs, current customer price listings, and product forecasts for Systems that Buyer is authorized to sell pursuant to this Agreement; and

•	a copy of the RMA database for Systems that Buyer is authorized to sell pursuant to this Agreement.